Execution Version

Deal CUSIP Number:00889UAA7

Revolving Credit CUSIP Number:00889UAB5

Term Loan A CUSIP Number:00889UAC3
Term Loan B CUSIP Number:00889UAD1
Term Loan C CUSIP Number:00889UAF6

Term Loan D CUSIP Number:00889UAE9

$1,400,000,000 UNSECURED CREDIT FACILITY

CREDIT AGREEMENT

Dated as of April 14, 2021

by and among

AIMCO PROPERTIES, L.P.,
as the Borrower,

APARTMENT INCOME REIT CORP,
as REIT Guarantor,

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Swingline Loan Lender and an Issuing Lender,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Swingline Loan Lender and an Issuing Lender
____________________________________________________________________________

WELLS FARGO BANK, NATIONAL ASSOCIATION, REGIONS BANK, BANK OF THE WEST and U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents,

PNC CAPITAL MARKETS LLC, WELLS FARGO SECURITIES, LLC, REGIONS CAPITAL MARKETS, BANK OF THE WEST and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers,

PNC CAPITAL MARKETS, LLC AND WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners,

CITIBANK, N.A., BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA and TD BANK, N.A.,

as Documentation Agents,

PNC BANK, NATIONAL ASSOCIATION,
as Sustainable Agent

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ARTICLE 1	CERTAIN DEFINITIONS1
1.1	Certain Definitions1
1.2	Construction46
1.3	Accounting Principles; Changes in GAAP46
1.4	LIBOR Notification47
1.5	Financial Attributes of Non-Wholly Owned Subsidiaries47
ARTICLE 2	REVOLVING CREDIT, SWINGLINE LOAN AND INCREMENTAL FACILITIES; MATURITY EXTENSIONS47
2.1	Revolving Credit Commitments47
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans48
2.3	Facility Fees48
2.4	Termination or Reduction of Revolving Credit Commitments48
2.5	Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests49
2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans50
2.7	Notes52
2.8	Letter of Credit Subfacility52
2.9	Defaulting Lenders60
2.10	Maturity Extensions62
2.11	Incremental Loans64
ARTICLE 3	TERM LOANS67
3.1	Term Loan A Commitments67
3.2	Nature of Lenders’ Obligations with Respect to Term Loan A; Repayment Terms67
3.3	Term Loan B Commitments68
3.4	Nature of Lenders’ Obligations with Respect to Term Loan B; Repayment Terms68
3.5	Term Loan C Commitments68

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3.6	Nature of Lenders’ Obligations with Respect to Term Loan C; Repayment Terms68
3.7	Term Loan D Commitments68
3.8	Nature of Lenders’ Obligations with Respect to Term Loan D; Repayment Terms68
3.9	Term Loan Conversions, Continuations and Renewals69
ARTICLE 4	INTEREST RATES69
4.1	Interest Rate Options69
4.2	Interest Periods70
4.3	Interest after Default70
4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable71
4.5	Selection of Interest Rate Options74
ARTICLE 5	PAYMENTS; TAXES; YIELD MAINTENANCE74
5.1	Payments74
5.2	Voluntary Prepayments75
5.3	Mandatory Prepayment76
5.4	Pro Rata Treatment of Lenders76
5.5	Sharing of Payments by Lenders76
5.6	Administrative Agent’s Clawback77
5.7	Interest Payment Dates78
5.8	Increased Costs78
5.9	Taxes80
5.10	Indemnity83
5.11	Settlement Date Procedures84
5.12	Cash Collateral85
5.13	Replacement of a Lender86
5.14	Designation of a Different Lending Office87
ARTICLE 6	REPRESENTATIONS AND WARRANTIES87
6.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default87
6.2	Borrowers; Subsidiaries and Owners; Investment Companies88

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6.3	Validity and Binding Effect88
6.4	No Conflict; Material Agreements; Consents88
6.5	Litigation89
6.6	Financial Statements89
6.7	Margin Stock89
6.8	Full Disclosure90
6.9	Taxes90
6.10	Patents, Trademarks, Copyrights, Licenses, Etc90
6.12	Insurance90
6.13	ERISA Compliance91
6.14	Environmental Matters92
6.15	Solvency92
6.16	Sanctions and other Anti-Terrorism Laws93
6.17	Anti-Corruption Laws93
6.18	Certificate of Beneficial Ownership93
6.19	Absence of Default93
6.20	Title to Properties; Liens93
6.22	No Material Adverse Change93
6.23	Affected Financial Institutions94
ARTICLE 7	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT94
7.1	Initial Loans and Letters of Credit94
7.2	Each Loan or Letter of Credit96
ARTICLE 8	AFFIRMATIVE COVENANTS96
8.1	Preservation of Existence, Etc97
8.2	Payment of Liabilities, Including Taxes, Etc97
8.3	Maintenance of Insurance97
8.4	Maintenance of Properties and Leases97
8.5	Inspection Rights97
8.6	Keeping of Records and Books of Account98

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8.7	Compliance with Laws; Use of Proceeds98
8.8	Additional Guarantors98
8.9	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws99
8.10	Further Assurances99
8.11	[Reserved]100
8.12	Reporting Requirements100
8.13	Certificates; Notices; Additional Information100
8.14	Certificate of Beneficial Ownership and Other Additional Information102
ARTICLE 9	NEGATIVE COVENANTS102
9.1	Liens and Negative Pledges102
9.2	[Reserved]103
9.3	Dividends and Related Distributions103
9.4	Liquidations, Mergers, Consolidations103
9.5	[Reserved]104
9.6	Affiliate Transactions104
9.7	Change in Business105
9.8	Fiscal Year105
9.9	Changes to Material Documents105
9.10	Maximum Leverage Ratio105
9.11	Minimum Fixed Charge Coverage Ratio105
9.12	Maximum Secured Indebtedness105
9.13	Maximum Unsecured Leverage105
9.14	Minimum Unsecured Interest Coverage105
9.15	Restrictive Agreements105
9.16	Special Covenants Relating to the REIT Guarantor106
9.17	Plan Assets; ERISA106
9.18	Sanctions and other Anti-Terrorism Laws106
9.19	Anti-Corruption Laws106
ARTICLE 10	RESERVED107
ARTICLE 11	DEFAULT107

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11.1	Events of Default107
11.2	Consequences of Event of Default109
11.3	Application of Proceeds110
ARTICLE 12	THE ADMINISTRATIVE AGENT111
12.1	Appointment and Authority111
12.2	Rights as a Lender112
12.3	Exculpatory Provisions112
12.4	Reliance by Administrative Agent113
12.5	Delegation of Duties113
12.6	Resignation of Administrative Agent114
12.7	Non-Reliance on Administrative Agent and Other Lenders115
12.8	No Other Duties, Etc115
12.9	Administrative Agent’s Fee115
12.10	Administrative Agent May File Proofs of Claim115
12.11	Guaranty Matters116
12.12	No Reliance on Administrative Agent’s Customer Identification Program116
12.13	Erroneous Payments117
ARTICLE 13	MISCELLANEOUS119
13.1	Modifications, Amendments or Waivers119
13.2	No Implied Waivers; Cumulative Remedies122
13.3	Expenses; Indemnity; Damage Waiver122
13.4	Holidays124
13.5	Notices; Effectiveness; Electronic Communication125
13.6	Severability127
13.7	Duration; Survival127
13.8	Successors and Assigns127
13.9	Confidentiality132
13.10	Counterparts; Integration; Effectiveness; Electronic Execution133
13.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL134

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13.12	Acknowledgement and Consent to Bail-in of Affected Financial Institutions135
13.13	USA PATRIOT Act Notice136
13.14	[Reserved]136
13.15	[Reserved]136
13.16	Acknowledgement Regarding Any Supported QFCs136

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(A)	-Commitments of Lenders
Schedule 1.1(B)	-Permitted Liens
Schedule 6.2	-Subsidiaries, Unconsolidated Affiliates and Investments
Schedule 6.14	-Environmental Disclosures
Schedule 6.20	-Properties; Unencumbered Assets

EXHIBITS

Exhibit A	-Form of Assignment and Assumption Agreement
Exhibit B	-Form of Term Loan Note
Exhibit C	-Form of Revolving Credit Note
Exhibit D	-Form of Swingline Loan Note
Exhibit E	-Form of Compliance Certificate
Exhibit F	-[Reserved]
Exhibit G	-Form of Loan Request
Exhibit H	-Form of Swingline Loan Request
Exhibit I-1	-Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	-Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	-Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	-Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of April 14, 2021 and is made by and among AIMCO PROPERTIES, L.P., a Delaware limited partnership (the “Borrower”), the GUARANTORS (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), a Swingline Loan Lender (as hereinafter defined) and an Issuing Lender (as hereinafter defined).

Reference is made to the Separation and Distribution Agreement, dated as of December 15, 2020 (the “Separation and Distribution Agreement”), by and among AIMCO (as hereinafter defined), AIMCO OP, L.P., a Delaware limited partnership, the REIT Guarantor and the Borrower, pursuant to which the parties thereto effected the Restructuring and the Distribution (as such terms are defined therein) following which the REIT Guarantor and AIMCO became two independent and unaffiliated publicly traded companies (the foregoing transactions, collectively, the “Spin-Off Transaction”).

The Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount of up to $600,000,000.00, including therein a Swingline Loan (as hereinafter defined) sub-facility and a Letter of Credit (as hereinafter defined) sub-facility, (ii) a $150,000,000 Term Loan A credit facility due on the Term Loan A Maturity Date, (iii) a $300,000,000 Term Loan B credit facility due on the Term Loan B Maturity Date, (iv) a $150,000,000 Term Loan C credit facility due on the Term Loan C Maturity Date and (v) a $200,000,000 Term Loan D credit facility due on the Term Loan D Maturity Date.  In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“2020 Baseline” means as is specified in the definition of Sustainability Rating.

“Adjusted EBITDA” means, for a given period, an amount equal to (a) EBITDA minus (b) the Capital Expenditure Reserve.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder, or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 12.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” means as is specified in Section 12.9 [Administrative Agent’s Fee].

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“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate REITs” means, collectively, AIR REIT Sub 1, LLC, a Delaware limited liability company, AIR REIT Sub 2, LLC, a Delaware limited liability company, AIMCO/Bethesda Holdings, Inc., a Delaware corporation, and AIMCO Subsidiary REIT I, LLC, a Delaware limited liability company.

“Agent Parties” means as is specified in Section 13.5(d)(ii).

“Aggregate Swingline Loan Commitment” means the aggregate amount of the Swingline Loan Commitments of all Swingline Loan Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“AIMCO” means Apartment Investment and Management Company, a Maryland corporation.

“AIMCO DevCo” means Aimco Development Company, LLC, a Delaware limited liability company, a Subsidiary of AIMCO.

“AIMCO Leased Asset Value” means, as of any date of determination, (a) (i) the sum (without duplication) of the “Base Rent” (as defined in each AIMCO Master Lease) from all such AIMCO Leased Assets for the fiscal quarter most recently ended times (ii) four (4), divided by (b) the Capitalization Rate.

“AIMCO Leased Assets” means, collectively, any assets leased pursuant to an AIMCO Master Lease.

“AIMCO Master Lease” means any “Master Lease” under and as defined in the AIMCO Master Leasing Agreement, pursuant to which the applicable Affiliate of AIMCO DevCo, as tenant thereunder, will cause the development, redevelopment and/or lease-up of the subject leased property, as may be required and agreed upon by the parties thereunder.

“AIMCO Master Leasing Agreement” means the Master Leasing Agreement, dated as of December 15, 2020, by and between the Borrower and AIMCO DevCo, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AIR Note Agreement” means  the Mezzanine Note Agreement, dated as of December 14, 2020, pursuant to which Aimco JO Intermediate Holdings, LLC, a Delaware limited

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liability company, issued $534,127,075 aggregate principal amount of its 5.20% Secured Mezzanine Notes due January 31, 2024 in exchange for the equity interests in James-Oxford Limited Partnership, a Maryland limited partnership, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Source” means as is specified in the definition of LIBOR Rate.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations  administered or enforced in any jurisdiction in which the REIT Guarantor or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any applicable Laws relating to terrorism, trade sanctions programs and embargoes (including all applicable sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority), import/export licensing or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the REIT Guarantor’s and/or the Borrower’s Credit Rating.

Level	Credit Rating	Facility Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread	Term Loan Base Rate Spread	Term Loan LIBOR Rate Spread
I	A- or A3 or Higher	0.125%	0.0%	0.725%	0.0%	0.800%
II	BBB+ or Baa1	0.150%	0.0%	0.775%	0.0%	0.850%
III	BBB or Baa2	0.200%	0.0%	0.900%	0.0%	1.000%
IV	BBB- or Baa3	0.250%	0.100%	1.100%	0.250%	1.250%
V	Less than BBB- or Baa3	0.300%	0.450%	1.450%	0.650%	1.650%

For purposes of determining the Applicable Margin and the Facility Fee rate:

(a)	The Applicable Margin and the Facility Fee shall be determined on the Closing Date based on the Credit Rating of the REIT Guarantor and/or the Borrower at such time.
(b)

Thereafter, the Applicable Margin and the Facility Fee rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Credit Rating as of such quarter end.  During any period that the REIT Guarantor or the Borrower, as applicable, has

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received Credit Ratings that are not equivalent, the Pricing Level shall be determined by (a) the higher of such two Credit Ratings if the two ratings are split by only one level or (b) one level higher than the lower of the two ratings if the two ratings are split by more than one level. During any period for which neither the REIT Guarantor nor the Borrower, as applicable, has a Credit Rating from S&P or Moody’s, the Applicable Margins and Facility Fee shall be determined based on Level V.

During any applicable Sustainability Adjustment Period, the Applicable Margin set forth in the above table for Revolving Credit Loans shall be decreased by the Applicable Sustainability Adjustment (if any) in effect during such Sustainability Adjustment Period; provided that in no event shall the Applicable Margin be less than zero.

“Applicable Sustainability Adjustment” means, for any Sustainability Adjustment Period (beginning with the Sustainability Adjustment Period commencing in the fiscal year ending December 31, 2021), determined by reference to the Sustainability Rating Change or Sustainability Rating, as applicable, reported in the Compliance Certificate delivered pursuant to Section 8.13(a) for the immediately preceding fiscal year (a “Reference Year”):

(a) if (i) the Sustainability Rating Change for such Reference Year shall be equal to or greater than the Sustainability Rating Percentage for such Reference Year or (ii) the Sustainability Rating for such Reference Year shall be equal to or greater than 96, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be a one basis point reduction in the Applicable Margin set forth in the pricing table above; and

(b) if (i) neither of the benchmarks set forth in clause (a) are satisfied for such Reference Year, or (ii) the REIT Guarantor shall have elected in its sole discretion to not report a Sustainability Rating Adjustment in the applicable Compliance Certificate, the Applicable Sustainability Adjustment for such Sustainability Adjustment Period shall be zero and there shall be no Applicable Sustainability Adjustment to the Applicable Margin set forth in the pricing grid above; provided that this clause (b) shall not apply if the Sustainability Rating Change for such Reference Year cannot be determined due to the occurrence of any event described in clause (A), (B) or (C) of clause (i) of the following proviso; provided, that, notwithstanding the foregoing, (i) if (A) GRESB fails or is no longer able to issue a Sustainability Rating, or otherwise delays the issuance of a Sustainability Rating without the consent of the Borrower, (B) GRESB notifies the Borrower, or makes an announcement to the effect, that it will no longer issue a Sustainability Rating, or (C) the scoring methodologies or other basis upon which the Sustainability Rating is determined shall materially change from the methodologies and basis for the determination of the Sustainability Rating in effect for the fiscal year ending December 31, 2020, then in any such case, (x) the Borrower or the Administrative Agent (acting on the instructions of the Required Lenders) may request that negotiations be entered into between the Borrower and the Sustainable Agent (for a period of no more than 30 consecutive days, or such longer period as may be mutually agreed by the Borrower and the Administrative Agent (with the consent of the Required Lenders)) with a view to agreeing on a substitute basis for determining a Sustainability Rating; (y) during any such negotiation period, the Applicable Sustainability Adjustment with respect to the applicable Sustainability Adjustment Period shall be determined pursuant to clause (a) or (b) of this definition above, based on the Sustainability Rating Change or Sustainability Rating, as applicable, that was in effect and applied immediately prior to the date on which such negotiation period commenced;

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(z) if no agreement can be reached between the Borrower and the Sustainable Agent during such negotiation period, unless otherwise agreed by the Borrower and the Required Lenders, the Applicable Sustainability Adjustment shall be determined pursuant to clause (b) of this definition above and shall apply to the Applicable Margin from and after the last day of such negotiation period; (ii) until the delivery of the Compliance Certificate delivered in respect of the Reference Year ending December 31, 2020 pursuant to Section 8.13(a), the Applicable Sustainability Adjustment shall be zero and there shall be no Applicable Sustainability Adjustment to the Applicable Margin set forth in the pricing grid above; and (iii) the REIT Guarantor may elect to deliver to the Administrative Agent at any time during the applicable Sustainability Adjustment Period a revised Compliance Certificate for any Reference Year reflecting a revised Sustainability Rating Change or Sustainability Rating, as applicable, and commencing on the Business Day immediately following the date of delivery of such revised Compliance Certificate through the end of such Sustainability Adjustment Period, such revised Sustainability Rating Change or Sustainability Rating as applicable, shall apply.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, individually or collectively, PNCCM and Wells Fargo Securities, LLC.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members or general partner (as applicable) in the case of any Loan Party which is a limited liability company or limited partnership (as applicable), or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.4(d)(iv) [Unavailability of Tenor of Benchmark], or (b) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.  For the avoidance of doubt, the Available Tenor for the Daily LIBOR Rate is one month.

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“Bail-in Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-in Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-in Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 1.00%, so long as Daily LIBOR Rate is offered, ascertainable and not unlawful.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. For the avoidance of doubt, in no event shall the Base Rate be less than 1.00% for purposes of this Agreement and the other Loan Documents.

“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i) [Revolving Credit Base Rate Option] or Section 4.1(c)(i) [Term Loan Base Rate Option], as applicable.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.4(d)(i) [Benchmark Replacement].

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

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provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than zero percent (0.00%), the Benchmark Replacement will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of

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“Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to Section 4.4(d) [Benchmark Replacement Setting], which date shall be at least thirty (30) days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be

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deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d) [Benchmark Replacement Setting] and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.4(d) [Benchmark Replacement Setting].

“Beneficial Owner” means, for the Borrower, each of the following:  (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity

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Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Borrower” means as is specified in the preamble hereto.

“Borrower Materials” means as is specified in Section 13.5(e) [Public Information].

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means (a) with respect to Revolving Credit Loans, specified portions of Revolving Credit Loans outstanding as follows:  (i) any Revolving Credit Loans to which a LIBOR Rate Option applies under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche and (b) with respect to Term Loans, specified portions of Term Loans outstanding as follows: (i) any Term Loans to which a LIBOR Rate Option applies and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York (or, if otherwise, the Lending Office of the Administrative Agent) and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditure Reserve” means the product of (a) $350 per annum times (b) the Consolidated Group’s Ownership Share of the aggregate number of residential units in all Properties.

“Capitalization Rate” means 6.00%.

“Capitalized Lease Obligations” means obligations as lessee under a lease that is required to be capitalized for financing reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date. Notwithstanding any change in GAAP effective after December 31, 2018 that would require lease obligations that would have been treated as operating leases as of December 31, 2018 to be classified and accounted for as capitalized leases or otherwise reflected on the consolidated balance sheet of the REIT Guarantor and its Subsidiaries, such obligations shall be excluded from this definition.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of any Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion,

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other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Certificate of Beneficial Ownership”  means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owners of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of thirty-five percent (35%) of the total voting power of the then outstanding voting stock of the REIT Guarantor; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the REIT Guarantor cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; (c) the REIT Guarantor shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Permitted Liens), (x) at least sixty-six and two-thirds percent (66.66%) of the outstanding voting Equity Interests of the Borrower on a fully diluted basis, and/or (y) one hundred percent (100%) of the outstanding voting Equity Interests of the General Partner on a fully diluted basis; or (d) the General Partner shall cease to be the general partner of the Borrower or otherwise shall cease to manage or control the affairs of the Borrower.

“CIP Regulations” means as is specified in Section 12.12 [No Reliance on Administrative Agent’s Customer Identification Program].

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“Closing Date” means April 14, 2021.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties or any of their respective Subsidiaries.

“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment and, in the case of PNC and WFB (each in its capacity as a Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and “Commitments” means the aggregate of the Revolving Credit Commitments and Term Loan Commitments of all of the Lenders.

“Communications” means as is specified in Section 13.5(d)(ii) [Platform].

“Compliance Authority” means each and all of the (a) U.S. Treasury Department/OFAC, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Compliance Certificate” means as is specified in Section 8.13(a) [Certificate of the REIT Guarantor].

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means the REIT Guarantor and all Subsidiaries which are required to be consolidated with it for financial reporting purposes under GAAP, including the Borrower and the other Loan Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and an Issuing Lender.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

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“Covered Entity” means (a) the Borrower, the Borrower’s Subsidiaries, all Guarantors, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Rating” means the rating assigned to the REIT Guarantor or the Borrower by S&P or Moody’s to the senior unsecured long term Indebtedness of a Person, unless unavailable, in which case “Credit Rating” shall mean the corporate credit rating of the REIT Guarantor or the Borrower.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%) such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.9(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Loan Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or

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public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Loan Lenders and each Lender.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent, any Lender or any of their respective Affiliates).

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“Development Property” means a multifamily Property currently under development or substantial redevelopment that has not achieved an Occupancy Rate of 85% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied commercial space) related to the development have not been completed. The term “Development Property” shall include a multifamily Property of the type described in the immediately preceding sentence that either (a) is an AIMCO Leased Asset or (b) satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the REIT Guarantor, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is guaranteed by, or is otherwise recourse to, the REIT Guarantor, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied commercial space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 85%.

“Division” means, in the event the Borrower or a Guarantor is a limited liability company or limited partnership, (a) the division of any the Borrower or Guarantor into two or more newly formed limited liability companies or limited partnerships (whether or not the Borrower or such Guarantor is a surviving entity following any such division) pursuant to any applicable Delaware law or any similar provision under any similar act governing limited liability companies or limited partnerships organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the filing of any certificate with any applicable Official Body that results in any such division.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, lawful money of the United States of America.

“Drawing Date” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

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“EBITDA” means, for any period for the Consolidated Group, an amount equal to Net Income for such period plus (a) the following, to the extent deducted in calculating such Net Income: (i) Interest Expense plus other costs related to amortization of fees and expenses relating to the issuance of Indebtedness for such period, (ii) the provision for federal, state and local income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) non-cash charges and extraordinary or non-recurring gains and losses (including, for the avoidance of doubt, (x) all gains and losses on retirement of any Indebtedness, (y) impairment charges and (z) acquisition costs not permitted to be capitalized pursuant to GAAP), plus (b) transaction costs, fees and expenses incurred in connection with any capital markets offering, debt financing or amendment thereto, redemption or exchange of Indebtedness, merger or acquisition (in each case, whether or not consummated), plus (c) restructuring and severance charges in excess of $1,000,000 in any trailing twelve-month period. To the extent not already included in the foregoing calculation, each of the foregoing items will include the REIT Guarantor’s Ownership Share of each of the foregoing items of each Unconsolidated Affiliate of the REIT Guarantor. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FASB ASC 805.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced.  Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.8(b)(iv) [Assignment and Assumption Agreement], (v) [No Assignment

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to Certain Persons] and (vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 13.8(b)(iii) [Required Consents]).

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 25 years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor or for which the lessor’s consent has been obtained; and (c) customary leasehold mortgagee protections.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Administrative Agent of any applicable Anti-Terrorism Law if the Administrative Agent were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders or directives issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of

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determination, but excluding debt convertible or exchangeable into such shares, warrants, options, rights or other interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, in the case of a Multiemployer Plan, notice of the existence of such an event or condition; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430.431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” means as is specified in Section 12.13(a).

“Erroneous Payment Notice” means as is specified in Section 12.13(b).

“EU Bail-in Legislation Schedule” means the EU Bail-in Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 11.1 [Events of Default].

“Evergreen Letter of Credit” means as is specified in Section 2.8(a)(i).

“Excluded Subsidiary” means any Subsidiary (a) that is an Unconsolidated Affiliate; or (b) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary, or is a parent of such title holder, and in either event, that is

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prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness. As of the Closing Date, there is no Subsidiary that would be required to become a Guarantor under Section 8.8 [Additional Guarantors] but is excused from doing so as a result of such Subsidiary being an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13 [Replacement of a Lender]) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9(g) [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

“Existing Expiration Date” means as is specified in Section 2.10(a) [Maturity Extensions].

“Existing Term Loan A Maturity Date” means as is specified in Section 2.10(a) [Maturity Extensions].

“Expiration Date” means, with respect to the Revolving Credit Commitments, April 14, 2025, as such date may be extended pursuant to Section 2.10(a) [Requests for Extension] or Section 13.1 [Modifications, Amendments or Waivers].

“Facilities” means the Revolving Credit Facility and/or any Term Loan Facility, as the context may require.

“Facility Fee” means as is specified in Section 2.3 [Facility Fees].

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations that are not yet due), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the

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extent the Administrative Agent is a party to such arrangements) and the applicable Issuing Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

“Fee Letters” means, collectively, (a) the Administrative Agent’s Letter, (b) the fee letter dated as of April 1, 2020 with WFB and Wells Fargo Securities, LLC, (c) the fee letter dated as of March 12, 2021 with Regions Capital Markets, (d) the fee letter dated as of April 9, 2021 with Bank of the West, and (e) the fee letter dated as of March 23, 2021 with U.S. Bank National Association.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the four (4) fiscal quarter period most recently ended with respect to which financial reporting has been delivered, or was required to have been delivered, in accordance with Section 8.12 to (b) Fixed Charges for such period.

“Fixed Charges” means, for a given period, the sum of (i) the following with respect to the Consolidated Group (a) Interest Expense for such period, plus (b) all regularly scheduled principal amortization payments paid or accrued on the Indebtedness for such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity or refinancing of Indebtedness or in connection with any asset sale and without double counting amounts funded with reserve accounts or sinking funds if already taken into account in determining Fixed Charges for such period or any prior period), plus (c) the aggregate amount of Preferred Dividends paid in cash on any shares of Preferred Equity Interests outstanding for such period, plus (ii) the Ownership Share of any member of the Consolidated Group of each of the foregoing with respect to each Unconsolidated Affiliate of such member of the Consolidated Group.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means Indebtedness of the type described in clauses (a), (b), (c), (d) (with respect to non-contingent reimbursement obligations only), (e), (g) (with respect to Indebtedness described in the foregoing clauses) and (h) (with respect to Indebtedness described in the foregoing clauses) of such term, in each case except for Indebtedness owed to the REIT Guarantor, the Borrower or any Subsidiary thereof, deferred income taxes, security deposits, accounts payable and accrued liabilities and any prepaid rent (as and to the extent such terms are defined under GAAP).

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“GRESB” means GRESB B.V., a wholly owned subsidiary of Green Business Certification Inc., a non-profit corporation incorporated in the United States under the laws of the District of Columbia.

“General Partner” means AIMCO-GP, Inc., a Delaware corporation and the general partner of the Borrower.

“Guarantors” means, collectively, (a) the REIT Guarantor, (b) the Affiliate REITs and (c) any Subsidiary of the REIT Guarantor that becomes a Guarantor hereunder in accordance with the terms of Section 8.8 [Additional Guarantors].

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly.  The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranty Agreement” means the Continuing Agreement of Guaranty and Suretyship, dated of even date herewith, executed and delivered by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, supplemented or replaced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated as hazardous, toxic, contaminants, pollutants or words of similar meaning pursuant to any Environmental Law.

“Increased Amount Date” means as is specified in Section 2.11(a)(ii) [Incremental Loans].

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“Incremental Lender” means as is specified in Section 2.11(a)(ii) [Incremental Loans].

“Incremental Loan Commitments” means as is specified in Section 2.11(a)(ii) [Incremental Loans].

“Incremental Loans” means as is specified in in Section 2.11(a)(ii) [Incremental Loans].

“Incremental Revolving Credit Commitment” means as is specified in Section 2.11(a)(ii) [Incremental Loans].

“Incremental Revolving Credit Increase” means as is specified in Section 2.11(a)(ii) [Incremental Loans].

“Incremental Term Loans” means as is specified in Section 2.11(a)(i) [Incremental Loans].

“Incremental Term Loan Commitment” means as is specified in Section 2.11(a)(i) [Incremental Loans].

“Indebtedness” means, as to any Person at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (g) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (h) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit

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liabilities shall constitute Indebtedness of the Borrower.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 13.3(b) [Indemnification by the Loan Parties].

“Information” means as is specified in Section 13.9(a).

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Expense” means, with respect to a Person and for any period, without duplication, the total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, provided, that, included in Interest Expense will be all interest expense accrued during such period, even if not payable on or before the Facility Termination Date, and excluded from Interest Expense will be all upfront fees, arrangement fees, commitment fees, commissions and similar charges associated with the issuance of Indebtedness. The REIT Guarantor’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of the Consolidated Group.

“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3) or six (6) Months (or such other period as the Administrative Agent in its discretion may allow Borrower to elect if available from all Lenders).  Such Interest Period shall commence on the effective date of such LIBOR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar Month, in which case such Interest Period shall end on the next preceding

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Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date or applicable Term Loan Maturity Date, as applicable.

“Interest Rate Option” means any LIBOR Rate Option or Base Rate Option.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, security deposits, accounts receivable and commission, travel and similar advances to officers, directors and employees), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but reduced by any amounts received in respect of such Investment which constitute capital distributions, principal or sale proceeds in respect thereof.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lenders” means PNC and WFB, each in its individual capacity as issuer of Letters of Credit hereunder[, and Bank of America, N.A., in its capacity as issuer of the existing letter of credit with Ace American Insurance Company as Beneficiary, together with its successors in such capacity].

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit A to the Guaranty Agreement.

“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an Equity Interest.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order,

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injunction, writ, decree, judgment, authorization or approval with any Official Body, foreign or domestic.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.11 [Incremental Loans].

“Lenders” means the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.  Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lenders, but not the Issuing Lenders.

“Lender-Related Person” means any of the Administrative Agent, each Arranger, each Syndication Agent, each Lender, each Swingline Loan Lender, each Issuing Lender and any Related Party of any of the foregoing Persons.

“Lending Office” means, as to the Administrative Agent, an Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a) [Issuance of Letters of Credit].

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Letter of Credit Fee” means as is specified in Section 2.8(b) [Letter of Credit Fees].

“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i) [Issuance of Letters of Credit].

“Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness that is Funded Indebtedness as of such date to (b) Total Asset Value as of such date.

“LIBOR Rate” means, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit

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market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1(c)(ii) [Term Loan LIBOR Rate Option], as applicable.

“LIBOR Reserve Percentage” means as of any day the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Documents” means this Agreement, each Fee Letter, the Guaranty Agreement, the Notes, any document reaffirming, evidencing or guaranteeing Indebtedness incurred under this Agreement, and any agreement or document that provides that it is a “Loan Document” under this Agreement, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time and including all schedules and exhibits thereto.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loan Request” means as is specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests].

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans, Swingline Loans and the Term Loans or any Revolving Credit Loan, Swingline Loan or Term Loan.

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“Management Company Value” means, as of any date of determination, an amount (without duplication and determined on a consistent basis with prior periods) equal to: (i) the sum of: (a) the revenue paid or payable in cash earned by the Borrower and its Subsidiaries from third parties (including AIMCO) (without regard to whether such third parties are consolidated with the REIT Guarantor or the Borrower for financial reporting purposes under GAAP) and Unconsolidated Affiliates (excluding the portion thereof payable (directly or indirectly) on account of Borrower’s Ownership Share therein) for property and asset management and other services related to Properties managed on behalf such parties during the fiscal quarter most recently ended times four (4), minus (b) operating expenses incurred by the Borrower and its Subsidiaries in connection with such management services during such fiscal quarter times four (4), multiplied by (ii) 400%.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other Equity Interests not constituting Mandatorily Redeemable Stock) (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the repayment in full in cash of all Obligations under this Agreement), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or Equity Interests not constituting Mandatorily Redeemable Stock) (except as a result of a Fundamental Change so long as the rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the repayment in full in cash of all Obligations under this Agreement); in each case, on or prior to the Latest Maturity Date hereunder.

“Mariner’s Cove Property” means the multi-family property located at 4392 W. Point Loma Blvd., San Diego, CA 92107.

“Material Acquisition” means an acquisition in excess of ten percent (10%) of Total Asset Value as of the date of the most recent financial statements and Compliance Certificate delivered to the Administrative Agent prior to such acquisition.

“Material Adverse Change” means (a) a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) a material adverse change to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) a material adverse impairment to the ability of the Loan Parties taken as a whole to duly and punctually pay the Obligations, or (d) a material adverse impairment to the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Subsidiary” means any Subsidiary of any Loan Party having assets equal to or greater than $100,000,000 in value.

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“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of an Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and such Issuing Lender in their sole discretion.

“Month”, with respect to an Interest Period under the LIBOR Rate Option, means the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Receivable” means a promissory note secured by a Lien on an interest in Property of which the REIT Guarantor, the Borrower or any other Subsidiary of the REIT Guarantor is the holder and retains the rights of collection of all payments thereunder. For clarity, the term “Mortgage Receivable” shall include the AIR Note Agreement but will exclude the Parkmerced Note so long as AIMCO is the beneficiary of the economic interest (whether or not AIMCO is the holder of the legal interest) in the Parkmerced Note.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Near-Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which (a) at least 99% of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person (collectively, the “Control Group”), (b) neither the owner (or owners) or Person (or Persons) controlling the Equity Interests not owned and controlled by the Control Group (the “Non-Control Group Party”) has the ability to direct the management of such Subsidiary or to vote on any matters affecting such Subsidiary (including, without limitation, such Subsidiary incurring Indebtedness, the sale or encumbrance of any asset owned by such Subsidiary or the execution by such Subsidiary of any guaranty of Indebtedness of another Person), excepting those matters with respect to which an owner of an Equity Interest in such Subsidiary is required (whether or not otherwise agreed by such Non-Control Group Party) to have voting rights pursuant to applicable law.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that

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conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Income” means, for any period, the net income (loss) (including net income (loss) attributable to non-controlling interests in consolidated real estate partnerships) for such period, determined in accordance with GAAP.

“Net Operating Income” means, for any Property and for a given period (annualized), the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding acquisition costs for such Property and interest, other debt service and balloon payments, but including, without duplication, an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (excluding general overhead expenses of the Consolidated Group and any property management fees), but excluding tenant improvement costs, leasing commissions or the costs and expenses of capital improvements and capital repairs, or depreciation, amortization or other non-cash expenses, minus (c) the capital reserves of $350 per apartment unit for such Property as of the end of such period minus (d) an imputed management fee in the amount of three percent (3%) of the gross revenues for such Property for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 13.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” means as is specified in Section 2.8(a)(i).

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse payment (except for customary exceptions for material misrepresentation, fraud, gross negligence, willful misconduct and waste, misapplication of funds (including insurance and condemnation proceeds and security deposits), environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit B evidencing the Term Loans, the form of Exhibit C evidencing the Revolving Credit Loans and in the form of Exhibit D evidencing the Swingline Loan.

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“Notice Date” means as is specified in Section 2.10 [Maturity Extensions].

“Obligation” means any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable units of such multi-family Property actually occupied by tenants that are not Affiliates of the Borrower, to (b) the total units of such multi-family Property available for lease.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and, when used with respect to the Administrative Agent, any Lender, any Swingline Loan Lender or any Issuing Lender, any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Order” means as is specified in Section 2.8(h) [Liability for Acts and Omissions].

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13 [Replacement of a Lender]).

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published

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on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parkmerced Note” means the Promissory Note, dated November 26, 2019, in the principal amount of $275,000,000, executed by Maximus PM Mezzanine A LLC, a Delaware limited liability company, in favor of APMSF Investor LLC, a Delaware limited liability company.

“Participant” means as is specified in Section 13.8(d) [Participations].

“Participant Register” means as is specified in Section 13.8(d) [Participations].

“Participation Advance” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].

“Payment Date” means (a) with respect to the Facility Fee or any Letter of Credit Fees and issuance fees, the first day of January, April, July and October during the applicable period, (b) with respect to Loans bearing interest at the Base Rate, the first day of each calendar month during the applicable period and  the Expiration Date, each Term Loan Maturity Date or upon acceleration of the Notes, as applicable, and (c) with respect to any Loans bearing interest at the LIBOR Rate, the last day of each Interest Period applicable to such Loan and the Expiration Date, each Term Loan Maturity Date or upon acceleration of the Notes, as applicable; provided that, in the case of each Interest Period of longer than three (3) months, “Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of

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ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrower or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Liens” means:

(a)

Liens for taxes, assessments, or similar charges (excluding any Lien imposed pursuant to any provision of ERISA and Liens imposed under Environmental Law), which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(b)

pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c)

Liens of mechanics, materialmen, warehousemen, carriers, or other like inchoate statutory Liens, securing obligations incurred in the ordinary course of business that are not yet overdue by more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default or which are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(d)

good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Derivatives Contracts or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)

encumbrances consisting of zoning restrictions, easements or other restrictions on the use or operation of real property, none of which would reasonably be expected to result in a Material Adverse Change;

(f)	Liens created under this Agreement in Cash Collateral in accordance with the terms hereof;
(g)

any Lien existing on the date of this Agreement and described on Schedule 1.1(B) and any renewals or extensions thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

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(h)

purchase money security interests and capitalized leases; provided that such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease and proceeds thereof;

(i)	Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(f) [Final Judgments or Orders] or securing appeal or surety bonds relating to such judgments;
(j)	statutory, contractual or common law inchoate landlord’s Liens under leases;
(k)

Liens securing reimbursement obligations with respect to letters of credit and banker’s acceptances which encumber only deposits to secure such reimbursement obligations, documents and other property relating to such letters of credit and the products and proceeds thereof;

(l)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by the depositor to provide collateral to the depository institution as security for the repayment of borrowed money or as security for Derivatives Contracts or margining related to commodities hedges;

(m)

Liens existing on property at the time of acquisition thereof (and any refinancing or replacement of any such Lien); provided that such Liens existed at the time such property was acquired and were not incurred or otherwise created in anticipation thereof;

(n)

licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the granting Loan Party or Subsidiary;

(o)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases; and
(p)	Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary of a Loan Party to the Borrower or a Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but other than a Multiemployer Plan), maintained by or to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Plan Assets” means as is specified in Section 6.13(d) [ERISA Compliance].

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“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” means PNC Bank, National Association, its successors and assigns.

“PNCCM” means PNC Capital Markets LLC, its successors and assigns.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the REIT Guarantor, the Borrower or any of their respective Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the REIT Guarantor, the Borrower or any of their respective Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Projections” means as is specified in Section 6.6(b) [Financial Projections].

“Property” means a parcel (or group of related parcels) of real property owned or leased (or to be developed) by the REIT Guarantor, the Borrower, any other Subsidiary of the REIT Guarantor or any Unconsolidated Affiliate of the REIT Guarantor.

“Public Lender” means as is specified in Section 13.5(e) [Public Information].

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (a) as published in another publication selected by the Administrative Agent or (b) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable

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replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).

“Ratable Share” means:

(a)

with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b)

with respect to (a) Lender’s obligation to make Term Loans, the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders, and (b) a Lender’s right to receive payments, interest and fees related to Term Loans, the proportion that such Lender’s Term Loans bears to the Term Loans of all Lenders, provided that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans;

(c)

with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus such Lender’s Term Loans, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided, however that (A) if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, and (B) if the Term Loans have not yet been funded, the computation in this clause shall be determined based on the Term Loan Commitments and not the current amount of the Term Loans, subject to Section 2.9 [Defaulting Lenders].

“Recourse Indebtedness” means any Indebtedness other than Non-Recourse Indebtedness.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Reference Year” means as is specified in the definition of “Applicable Sustainability Adjustment”.

“Reimbursement Obligation” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].

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“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Guarantor” means Apartment Income REIT Corp, a Maryland corporation.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a REIT under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, consultants and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date”  means as is specified in Section 12.6(b)  [Resignation of Administrative Agent].

“Reportable Compliance Event” means (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law or any Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused the Administrative Agent or any Lender to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Required Lenders” means:

(a)	If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(b)

If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the

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Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender) and (ii) the aggregate outstanding amount of any Term Loans.

“Required Share” means as is specified in Section 5.11 [Settlement Date Procedures].

“Resignation Effective Date” means as is specified in Section 12.6(a) [Resignation of Administrative Agent].

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the REIT Guarantor, the Borrower or any other Subsidiary of the REIT Guarantor, except for a dividend payable solely in Equity Interests of identical class to the holders of that class; or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the REIT Guarantor, the Borrower or any other Subsidiary.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders. The aggregate Revolving Credit Commitments as of the Closing Date are equal to $600,000,000.00.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2, including any Incremental Revolving Credit Increase, as contemplated by Section 2.11 [Incremental Loans].

“Revolving Credit Loans” means, collectively, and “Revolving Credit Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].

“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.

“Sanctioned Jurisdiction” means a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority

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or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC” means the Securities and Exchange Commission, or any Official Body succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, and in the case of the REIT Guarantor, shall include (without duplication) the REIT Guarantor’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Separation and Distribution Agreement” means as is specified in the recitals to this Agreement.

“Settlement Date” means the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

“Similar Law” means as is specified in Section 6.13(d) [ERISA Compliance].

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Spin-Off Transaction” means as is specified in the recitals to this Agreement.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties or their Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Loan Parties and their Subsidiaries.

“Statements” means as is specified in Section 6.6(a) [Historical Statements].

“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b)  which is required to be consolidated with such Person for financial reporting purposes under GAAP; provided that any Person owned directly or indirectly by the REIT Guarantor on the Closing Date that is required to be transferred to AIMCO or its Subsidiaries pursuant to the Separation and Distribution Agreement shall not be deemed a Subsidiary. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT Guarantor.

“Sustainable Agent” means PNC, as Sustainable Agent under this Agreement.

“Sustainability Adjustment Date” means the Business Day immediately following the date on which the Borrower provides to the Administrative Agent a Compliance Certificate referencing the Applicable Sustainability Adjustment for the applicable Reference Year pursuant to Section 8.13(a).

“Sustainability Adjustment Period” means, (a) in the case of the initial Sustainability Adjustment Period, the period commencing on the first Sustainability Adjustment Date following the Closing Date and ending on (but excluding) the next Sustainability Adjustment Date and (b) in the case of each other Sustainability Adjustment Period, the period commencing on the last day of the immediately preceding Sustainability Adjustment Period and ending on (but excluding) the next Sustainability Adjustment Date.

“Sustainability Rating” means, with respect to any Reference Year or fiscal year, the “GRESB Score”, as calculated and assigned to the Borrower from time to time by GRESB and published in the most recently released GRESB Real Estate Assessment thereof. It is understood and agreed that the Sustainability Rating for the fiscal year ending December 31, 2020 (the “2020 Baseline”) shall be deemed to be the Borrower’s Sustainability Rating as in effect as of the Closing Date which is on file with the Administrative Agent.

“Sustainability Rating Change” means, for any Reference Year, the aggregate percentage change of the Sustainability Rating for such Reference Year over the Sustainability Rating for the 2020 Baseline.

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“Sustainability Rating Percentage” means, with regard to any Reference Year, the Sustainability Rating Change set forth in the table below for such Reference Year:

Reference Year	Sustainability Rating Change
Fiscal year ending December 31, 2021	3%
Fiscal year ending December 31, 2022	6%
Fiscal year ending December 31, 2023	9%
Fiscal year ending December 31, 2024	12%
Fiscal year ending December 31, 2025 and thereafter	16%

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof in an aggregate principal amount up to $50,000,000 and WFB’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof in an aggregate principal amount up to $50,000,000.

“Swingline Loan Lenders” means PNC and WFB, each in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means each Swingline Loan Note of the Borrower in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) [Swingline Loan Requests] hereof.

“Swingline Loans” means, collectively, and “Swingline Loan” means, separately, all Swingline Loans or any Swingline Loan made by any Swingline Loan Lender to the Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

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“Term Loan” means, individually or collectively, as the context may require, a Term Loan A, Term Loan B, Term Loan C, Term Loan D and/or Incremental Term Loan, and “Term Loans” means, collectively, all of the Term Loans.

“Term Loan A” means as is specified in Section 3.1 [Term Loan A Commitments].

“Term Loan A Commitment” means, as to any Lender at any time, its Ratable Share, as specified opposite its name on Schedule 1.1(A) in the column labeled “Ratable Share,” of the aggregate Term Loan A Commitments, as such Commitment is thereafter assigned or modified and “Term Loan A Commitments” means the aggregate Term Loan A Commitments of all Lenders. The aggregate Term Loan A Commitments as of the Closing Date equal $150,000,000.00.

“Term Loan A Maturity Date” means December 15, 2023, as such date may be extended pursuant to Section 2.10(a) [Maturity Extensions].

“Term Loan B” means as is specified in Section 3.3 [Term Loan B Commitments].

“Term Loan B Commitment” means, as to any Lender at any time, its Ratable Share, as specified opposite its name on Schedule 1.1(A) in the column labeled “Ratable Share,” of the aggregate Term Loan B Commitments, as such Commitment is thereafter assigned or modified and “Term Loan B Commitments” means the aggregate Term Loan B Commitments of all Lenders. The aggregate Term Loan B Commitments as of the Closing Date equal $300,000,000.00.

“Term Loan B Maturity Date” means December 15, 2024, as such date may be extended pursuant to Section 2.10(a) [Maturity Extensions].

“Term Loan C” means as is specified in Section 3.5 [Term Loan C Commitments].

“Term Loan C Commitment” means, as to any Lender at any time, its Ratable Share, as specified opposite its name on Schedule 1.1(A) in the column labeled “Ratable Share,” of the aggregate Term Loan C Commitments, as such Commitment is thereafter assigned or modified and “Term Loan C Commitments” means the aggregate Term Loan C Commitments of all Lenders. The aggregate Term Loan C Commitments as of the Closing Date equal $150,000,000.00.

“Term Loan C Maturity Date” means December 15, 2025.

“Term Loan Commitments” means, individually or collectively, as the context may require, the Term Loan A Commitments, Term Loan B Commitments, Term Loan C Commitments, Term Loan D Commitments and/or Incremental Term Loan Commitments.

“Term Loan D” means as is specified in Section 3.7 [Term Loan D Commitments].

“Term Loan D Commitment” means, as to any Lender at any time, its Ratable Share, as specified opposite its name on Schedule 1.1(A) in the column labeled “Ratable Share,” of the aggregate Term Loan D Commitments, as such Commitment is thereafter assigned or

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modified and “Term Loan D Commitments” means the aggregate Term Loan D Commitments of all Lenders. The aggregate Term Loan D Commitments as of the Closing Date equal $200,000,000.00.

“Term Loan D Maturity Date” means April 14, 2026.

“Term Loan Facility” means, individually or collectively, a term loan facility provided pursuant to Article 3 [Term Loans] or Section 2.11 [Incremental Loans].

“Term Loan Maturity Date” means (a) with respect to the Term Loan A, the Term Loan A Maturity Date, (b) with respect to the Term Loan B, the Term Loan B Maturity Date, (c) with respect to the Term Loan C, the Term Loan C Maturity Date, (d) with respect to the Term Loan D, the Term Loan D Maturity Date and (e) with respect to any Incremental Term Loans, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loans, in the case of the foregoing clauses (a) and (b), as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 2.10(a) [Requests for Extensions], and in each case, as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 13.1 [Modifications, Amendments or Waivers].

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.4(d) [Benchmark Replacement Setting] that is not Term SOFR.

“Total Asset Value” means as of any date of determination the sum (without duplication) of all of the following of the Consolidated Group determined in accordance with GAAP applied on a consistent basis: (a) Unrestricted Cash and Cash Equivalents, plus (b) with respect to each Property owned for the two (2) consecutive fiscal quarters most recently ended, the quotient of (i) Net Operating Income attributable to such Property (without regard to its occupancy) for the two fiscal quarters most recently ended times two (2), divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the two (2) consecutive fiscal quarters most recently ended, plus (d) the AIMCO Leased Asset Value for all AIMCO Leased Assets, plus (e) the GAAP book value for Development Properties (excluding any AIMCO Leased Assets), plus (f) the GAAP book value of Unimproved Land, plus (g) the GAAP book value of Mortgage Receivables and investments in any REIT stocks or REIT preferred securities, plus (h) the Management Company Value. The REIT Guarantor’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately

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preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets owned by the Consolidated Group. For purposes of determining Total Asset Value, Net Operating Income from (i) Development Properties (ii) AIMCO Leased Assets, and (ii) Properties acquired or disposed of by the Consolidated Group or any Unconsolidated Affiliate during the two (2) consecutive fiscal quarters most recently ended shall be excluded from clause (b) above, and Development Properties shall be excluded from clause (c) above. The following limitations for inclusion in the Total Asset Value shall apply:  (t) the Management Company Value shall not exceed five percent (5%) of Total Asset Value; (u) Unimproved Land shall not exceed five percent (5%) of Total Asset Value; (v) Mortgage Receivables and investments in any REIT stocks or REIT preferred securities shall not exceed seven and a half percent (7.5%) of Total Asset Value; (w) Development Properties shall not exceed twenty percent (20%) of Total Asset Value; (x) investments in Unconsolidated Affiliates shall not exceed twenty percent (20%) of Total Asset Value; (y) Properties leased under Eligible Ground Leases shall not exceed ten percent (10%) of Total Asset Value; and (z) the aggregate value of the items in the foregoing clauses (u) through (y) shall not exceed twenty-five percent (25%) of Total Asset Value. Any excess over such limitations shall be deducted from the Total Asset Value.

“Total Indebtedness” means, as of any date of determination and without double counting, (a) all Indebtedness of the Consolidated Group on a consolidated basis and (b) the REIT Guarantor’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of the REIT Guarantor.

“UCP” means as is specified in Section 13.11(a) [Governing Law].

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. Unless otherwise specified, all references herein to an “Unconsolidated Affiliate” or to “Unconsolidated Affiliates” shall refer to an Unconsolidated Affiliate or Unconsolidated Affiliates of the REIT Guarantor.

“Unencumbered Asset” means a Property which satisfies all of the following requirements: (a) such Property is either fully developed as a multifamily Property, Unimproved

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Land, or a Development Property (excluding AIMCO Leased Assets), (b) such Property is either (i) owned 100% in fee simple by the REIT Guarantor, Borrower or a Wholly Owned Subsidiary of the REIT Guarantor or Borrower, or leased under an Eligible Ground Lease by the REIT Guarantor, Borrower or a Wholly Owned Subsidiary of the REIT Guarantor or Borrower or (ii) with respect to the Mariner’s Cove Property only, owned 100% in fee simple by a Near-Wholly Owned Subsidiary of the REIT Guarantor or Borrower; (c) such Property is located in the United States of America or in the District of Columbia; (d) neither such Property, nor if such Property is owned or leased by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition of Permitted Liens) or (ii) any Negative Pledge (other than Negative Pledges expressly permitted under this Agreement); (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (f) such Property is free of all encumbrances consisting of zoning restrictions, easements or other restrictions on the use or operation of real property that materially impairs the use of such Property or the value thereof, and no existing encumbrances consisting of zoning restrictions, easements or other restrictions affecting such Property is violated in any material respect by existing or proposed structures or land use. AIMCO Leased Assets shall not be included as Unencumbered Assets.

“Unencumbered Asset NOI” means, for any period, the Net Operating Income from all Unencumbered Assets.

“Unencumbered Asset Value” means, as of any date of determination the sum (without duplication) of Unencumbered Assets, calculated as follows (a) with respect to each Unencumbered Asset owned for the two (2) consecutive fiscal quarters most recently ended, the Unencumbered Asset NOI from Unencumbered Assets for the two (2) fiscal quarters most recently ended times two (2) divided by the Capitalization Rate, plus (b) the GAAP book value of all Unencumbered Assets acquired during the period of two fiscal quarters most recently ended, plus (c) the GAAP book value of Development Properties, plus (d) the GAAP book value of Unimproved Land. For purposes of determining Unencumbered Asset Value, Net Operating Income from Unencumbered Assets acquired or disposed of during the two (2) fiscal quarters most recently ended shall be excluded from clause (a) above. To the extent that more than twenty percent (20%) of aggregate Unencumbered Asset Value is attributable to Investments in Unimproved Land, Development Properties, and Properties leased under Eligible Ground Leases, such excess over the limitation shall be deducted from the aggregate Unencumbered Asset Value.

“Unimproved Land” means land on which no development (other than improvements that are immaterial and temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means cash and cash equivalents other than (a) tenant deposits and (b) other cash and cash equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way; provided, that project-level lender-mandated reserves for real estate taxes and insurance premiums shall constitute Unrestricted Cash and Cash Equivalents.

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“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Interest Expense” means all Interest Expense attributable to Unsecured Indebtedness.

“Unsecured Interest Coverage Ratio” means, for the Consolidated Group, as of any date of determination, the ratio of (a) the sum of the Unencumbered Asset NOI from all Unencumbered Assets for the fiscal quarter most recently ended to (b) Unsecured Interest Expense for the fiscal quarter most recently ended.

“Unsecured Leverage Ratio” means for the Consolidated Group on any date of determination, the ratio of (a) Unsecured Indebtedness that is Funded Indebtedness as of such date to (b) Unencumbered Asset Value as of such date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(B)(III) [Status of Lenders].

“WFB” means Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and controlled by such Person or one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-in Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-in Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under

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it or to suspend any obligation in respect of that liability or any of the powers under that Bail-in Legislation that are related to or ancillary to any of those powers.

1.2Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a) [Historical Statements].  Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 6.6(a) [Historical Statements] for all purposes of

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this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.4LIBOR Notification.  Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.5Financial Attributes of Non-Wholly Owned Subsidiaries.  When determining compliance by the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE 2
REVOLVING CREDIT, SWINGLINE LOAN AND INCREMENTAL FACILITIES; MATURITY EXTENSIONS

2.1Revolving Credit Commitments.

(a)Revolving Credit Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the  aggregate Revolving Credit Commitments of all the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b)Swingline Loan Commitment.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans] with respect to Swingline Loans, the Swingline Loan Lenders shall make Swingline Loans (the “Swingline Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount, with respect to each Swingline Loan Lender, up to but not in excess of the Swingline Loan Commitment of such Swingline Loan Lender, provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of all the Lenders.  Within such limits of time and

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amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b).

2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3Facility Fees.  Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable facility fee (the “Facility Fee”) equal to the Applicable Margin for Facility Fee for such day, computed on the basis of a year of 360 days and actual days elapsed and multiplied by the amount of the aggregate Revolving Credit Commitments (regardless of usage and provided that if the Revolving Credit Commitments terminate, then the Facility Fee shall continue to accrue and be determined based on the Revolving Facility Usage) during the period for which payment is made, which Facility Fee shall be payable quarterly in arrears on each Payment Date applicable thereto; provided that no Defaulting Lender shall be entitled to receive any Facility Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Facility Fee that otherwise would have been required to have been paid to that Defaulting Lender).

2.4Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Aggregate Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Aggregate Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Aggregate Swingline Loan Commitment, as applicable, exceed the aggregate Revolving Credit Commitments of all the Lenders and the Swingline Loan Commitment of each Swingline Loan Lender shall be ratably reduced.  Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.  Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Facility Fees, and the full amount of interest accrued on the principal sum to be prepaid

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(and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that such notice may state that the reduction in the Revolving Credit Commitments is conditioned on the effectiveness of another credit facility or the closing of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests.

(a)Revolving Credit Loan Requests; Conversions, Continuations and Renewals of Revolving Credit Loans and Term Loans.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or prior to the Expiration Date or the applicable Term Loan Maturity Date, as applicable, renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than (i) 3:00 p.m. Eastern Time three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) 12:00 p.m. (noon) Eastern Time, the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.

(b)Swingline Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request a Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 1:00 p.m. Eastern Time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall be not less than $1,000,000.

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2.6Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.

(a)Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].  Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b) [Presumptions by the Administrative Agent].

(b)Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)Making Swingline Loans.  A Swingline Loan Lender shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b) [Swingline Loan Requests], fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 6:00 p.m. Eastern Time on the Borrowing Date.

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(d)Repayment of Revolving Credit Loans.  The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date. The Borrower shall repay all Swingline Loans within five (5) Business Days after the date such Swingline Loan is advanced and, in any event, on the Expiration Date, in each case, together with all outstanding interest on such amount so repaid.

(e)Borrowings to Repay Swingline Loans.

(i)A Swingline Loan Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans of such Swingline Loan Lender, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if such Swingline Loan Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) [Revolving Credit Loan Requests; Conversions, Continuations and Renewals of Revolving Credit Loans and Term Loans] without regard to any of the requirements of that provision.  The applicable Swingline Loan Lender shall provide notice to the Administrative Agent and the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions, Continuations and Renewals of Revolving Credit Loans and Term Loans] or in Section 7.2 [Each Loan or Letter of Credit] are then satisfied) by the time the applicable Swingline Loan Lender so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from the applicable Swingline Loan Lender.

(ii)If any Lender fails to make available to the Administrative Agent for the account of the applicable Swingline Loan Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), such Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Loan Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment.  A certificate of a Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with

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respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

2.7Notes.  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced, if requested by such Lender, by Notes payable to such Lender or its registered assigns in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment or Term Loan Commitment, as applicable, of such Lender.

2.8Letter of Credit Subfacility.

(a)Issuance of Letters of Credit.  The Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party (to support obligations of one or more of the Loan Parties or their Subsidiaries) or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to an Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 4:00 p.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Lender, in advance of the proposed date of issuance.  Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). The Borrower shall authorize and direct the applicable Issuing Lender to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit.  Promptly after receipt of any letter of credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof.

(i)Unless an Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the date which is thirty (30) days prior to the Expiration Date; provided further, that a Letter of Credit may have an expiration date up to one (1) year after the Expiration Date if such Letter of Credit is fully Cash Collateralized in accordance with Section 2.8(i) [Cash Collateral]; and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $100,000,000.00 (the “Letter of Credit Sublimit”) nor shall the Letter of Credit Obligations with respect to a particular Issuing Lender exceed $50,000,000 or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Notwithstanding the foregoing, if the Borrower so requests in any Letter

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of Credit application, an Issuing Lender may, in its sole discretion, agree to issue a standby Letter of Credit with a one-year tenor that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit the applicable Issuing Lender to prevent any such extension by giving prior notice to the beneficiary thereof at least thirty (30) days prior to such automatic extension (the “Non-Extension Notice Date”); and provided, further, that, subject to the first proviso of the immediately preceding sentence, no Evergreen Letter of Credit shall automatically extend to a date which is later than thirty (30) days prior to the Expiration Date. Unless otherwise directed by the applicable Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. An Issuing Lender shall not (i) permit any such extension if it has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof  or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(ii)Any issuance of Letters of Credit will reduce the Borrower’s availability under the Revolving Credit Commitment on a dollar-for-dollar basis. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in accordance with Section 2.8(i) [Cash Collateral].  The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(iii)Notwithstanding Section 2.8(a)(i), an Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise

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compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuing Lender Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to (A) the Applicable Margin for Revolving Credit Loans that are LIBOR Loans times (B) the daily amount available to be drawn under each Letter of Credit, and (ii) to the applicable Issuing Lender for its own account an issuance fee equal to (x) 0.125% per annum times (y) the maximum amount available to be drawn on of each Letter of Credit.  All Letter of Credit Fees and issuance fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the applicable Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Lender prior to 2:00 p.m. Eastern Time on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by such Issuing Lender.  In the event the Borrower fails to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 2:00 p.m. Eastern Time on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have

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requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit in order to satisfy the related Reimbursement Obligation, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements (and the Borrower shall be deemed to have satisfied such Reimbursement Obligation on the Drawing Date with such disbursed Revolving Credit Loans).  Any notice given by the Administrative Agent or an Issuing Lender pursuant to this Section 2.8(c)(i)  may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c) [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the applicable Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii)With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender’s payment to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

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(d)Repayment of Participation Advances.

(i)Upon (and only upon) receipt by the Administrative Agent for the account of an Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the applicable Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the applicable Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.

(e)Documentation.  Each Loan Party agrees to be bound by the terms of an Issuing Lender’s application and agreement for letters of credit and an Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, an Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, an Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse an Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and

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shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the applicable Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests], 2.6 [Making Revolving Credit Loans and Swingline Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), an Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if an Issuing Lender or any of its Affiliates has been notified thereof;

(vi)payment by an Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating

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to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by an Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)any breach of this Agreement or any other Loan Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)Liability for Acts and Omissions.  As between any Loan Party and an Issuing Lender, or an Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the applicable Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of

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technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the applicable Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of an Issuing Lender’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve an Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  Notwithstanding the foregoing, in no event shall an Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, an Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(i)Cash Collateral.  If any Letter of Credit is outstanding and such Letter of Credit (as it may have been previously extended) has an expiration date which is after the Expiration Date, then the Borrower shall, on or before the date which is thirty (30) days prior to the Expiration Date, deposit and pledge Cash Collateral to secure its Obligations arising under or in connection with each such Letter of Credit in an amount equal to 103% of the undrawn amount of such outstanding Letter of Credit plus the amount of fees that would be due under such Letter

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of Credit through the expiry date of such Letter of Credit. The Borrower hereby grants to the Administrative Agent for the benefit of each Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise pursuant to any Loan Document. The Cash Collateral related to a particular Letter of Credit shall be released by the applicable Issuing Lender and the Administrative Agent upon termination or expiration of such Letter of Credit and the reimbursement by the Borrower to such Issuing Lender of all amounts drawn thereon and not previously reimbursed, and the payment in full of all fees accrued thereon through the date of such expiration or termination.

(j)Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2(b) [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize any Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12 [Cash Collateral]; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, any Issuing Lender or

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Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(1)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12 [Cash Collateral].

(2)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s

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Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 13.12 [Acknowledgement and Consent to Bail-in of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans ratably in an amount equal to each Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure, ratably, in accordance with the procedures specified in Section 5.12 [Cash Collateral].

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) no Swingline Loan Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10Maturity Extensions.

(a)Requests for Extension.  The Borrower may, by written notice to the Administrative Agent (who shall promptly notify the applicable Lenders of such request and of the date of such notice) request that, no more than one hundred twenty (120) days and no less than thirty (30) days prior to:

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(i)the then-current Expiration Date (the “Existing Expiration Date”), and no more than twice during the term of this Agreement, each Lender with Revolving Credit Commitments extend the Expiration Date then applicable to such Lender’s Revolving Credit Commitments to a date that is six (6) months beyond the Existing Expiration Date,

(ii)the then-current Term Loan A Maturity Date (the “Existing Term Loan A Maturity Date”), and no more than twice during the term of this Agreement, each Lender with an outstanding Term Loan A extend the Term Loan A Maturity Date then in effect hereunder to a date that is twelve (12) months beyond the Existing Term Loan A Maturity Date, and/or

(iii)the Term Loan B Maturity Date, and no more than once during the term of this Agreement, each Lender with an outstanding Term Loan B extend the Term Loan B Maturity Date hereunder to a date that is twelve (12) months beyond the Term Loan B Maturity Date.

(b)Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Existing Expiration Date, Existing Term Loan A Maturity Date or Term Loan B Maturity Date, as applicable, pursuant to this Section shall only be effective with respect to any Lender if:

(i)as of the date of such extension, and after giving effect thereto, the representations and warranties of the Loan Parties herein and in the other Loan Documents shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties shall be true and correct) as of such earlier date, except for changes in factual circumstances, which changes do not constitute a Potential Default or Event of Default hereunder, and except that for purposes of this Section, the representations and warranties contained in Section 6.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12 [Reporting Requirements];

(ii)no Event of Default or Potential Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

(iii)with respect to each extension of the Expiration Date or a Term Loan Maturity Date, the Borrower shall have paid to the Administrative Agent, for the ratable benefit of the applicable Lenders, an extension fee equal to (x) in the case of an extension of the Existing Expiration Date, 0.075% of the aggregate Revolving Credit Commitments so extended, (y) in the case of an extension of the Existing Term Loan A Maturity Date, 0.15% of the outstanding Term Loan A so extended, and (z) in the case of an extension of the Term Loan B Maturity Date, 0.15% of the outstanding Term Loan B so extended.

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2.11Incremental Loans.

(a)At any time prior to the Expiration Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(i)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans (any such additional term loan, an “Incremental Term Loan”); or

(ii)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”); provided that (i) the total aggregate principal amount for all such Incremental Loans shall not (as of any date of incurrence thereof) exceed $500,000,000.00 and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period as may be agreed to by the Administrative Agent.  The Borrower shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both each Swingline Loan Lender and Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment.  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(1)no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, and (2) the making of any Loans pursuant thereto;

(2)the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Loan Parties are in compliance with the financial covenants specified in Sections 9.10 [Maximum Leverage Ratio], 9.11 [Minimum Fixed Charge Coverage Ratio], 9.12 [Maximum Secured Indebtedness], 9.13 [Maximum Unsecured Leverage] and 9.14 [Minimum Unsecured Interest Coverage] based on the financial statements most recently delivered pursuant to Section 8.12(a) [Quarterly Financial Statements] or

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8.12(b) [Annual Financial Statements], as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, and (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn);

(3)each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true and correct in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date);

(4)any proposed Incremental Lender shall join this Agreement as  a Lender pursuant to a Lender Joinder Agreement;

(5)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed with the other Obligations on a pari passu basis;

(6)in the case of each Incremental Term Loan:

(I)such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the applicable initial Term Loans or a maturity date earlier than the applicable Term Loan Maturity Date;

(II)the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be the same as the Applicable Margin for the initial Term Loan;

(III)any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders holding any outstanding Term Loans under the Term Loan Facility and (unless otherwise agreed by the Incremental Lenders, provided that no such agreement shall allow Incremental Term Loans to be prepaid prior to the initial Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the

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extent otherwise provided in this Section 2.11, be identical to the terms and conditions applicable to an existing Term Loan Facility;

(7)in the case of each Incremental Revolving Credit Increase:

(I)such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility; provided, however, that the Incremental Revolving Credit Commitments may have different commitment, upfront, arrangement, structuring or similar fees payable in respect thereof than such fees payable in respect of the original Revolving Credit Commitments;

(II)any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders with a Revolving Credit Commitment under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III)the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders with a Revolving Credit Commitment (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required.

(b)Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11, without the consent of any other Lenders; provided that, to the extent that such amendment effects any amendment other than those necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11, such amendment shall be subject to the terms of Section 13.1 [Modifications, Amendments or Waivers].

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(c)The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitment) reasonably requested by Administrative Agent in connection with such transaction.

(d)The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(e)On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender under the Term Loan Facility hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant hereto.

(f)On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

ARTICLE 3
TERM LOANS

3.1Term Loan A Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender with a Term Loan A Commitment severally agrees to make a term loan (the “Term Loan A”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan A Commitment.

3.2Nature of Lenders’ Obligations with Respect to Term Loan A; Repayment Terms.

(a)The obligations of each Lender with a Term Loan A Commitment to make a Term Loan A to the Borrower shall equal its Ratable Share of the aggregate Term Loan A Commitments; provided that no Lender’s Term Loan A to the Borrower shall exceed its Term Loan A Commitment.  The failure of any Lender to make a Term Loan A shall not relieve any other Lender of its obligations to make a Term Loan A nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans A hereunder after the Closing Date, and any portion of the Term Loan A Commitments not drawn on the Closing Date shall automatically expire.  The Term Loan A Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan A Commitments].

(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans A outstanding on the Term Loan A Maturity Date.

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3.3Term Loan B Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender with a Term Loan B Commitment severally agrees to make a term loan (the “Term Loan B”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan B Commitment.

3.4Nature of Lenders’ Obligations with Respect to Term Loan B; Repayment Terms.

(a)The obligations of each Lender with a Term Loan B Commitment to make a Term Loan B to the Borrower shall equal its Ratable Share of the aggregate Term Loan B Commitments; provided that no Lender’s Term Loan B to the Borrower shall exceed its Term Loan B Commitment.  The failure of any Lender to make a Term Loan B shall not relieve any other Lender of its obligations to make a Term Loan B nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans B hereunder after the Closing Date, and any portion of the Term Loan B Commitments not drawn on the Closing Date shall automatically expire.  The Term Loan B Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.3 [Term Loan B Commitments].

(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans B outstanding on the Term Loan B Maturity Date.

3.5Term Loan C Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender with a Term Loan C Commitment severally agrees to make a term loan (the “Term Loan C”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan C Commitment.

3.6Nature of Lenders’ Obligations with Respect to Term Loan C; Repayment Terms.

(a)The obligations of each Lender with a Term Loan C Commitment to make a Term Loan C to the Borrower shall equal its Ratable Share of the aggregate Term Loan C Commitments; provided that no Lender’s Term Loan C to the Borrower shall exceed its Term Loan C Commitment.  The failure of any Lender to make a Term Loan C shall not relieve any other Lender of its obligations to make a Term Loan C nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans C hereunder after the Closing Date, and any portion of the Term Loan C Commitments not drawn on the Closing Date shall automatically expire.  The Term Loan C Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.5 [Term Loan C Commitments].

(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans C outstanding on the Term Loan C Maturity Date.

3.7Term Loan D Commitments.  Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender with a Term Loan D Commitment severally agrees to make a term loan (the “Term Loan D”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan D Commitment.

3.8Nature of Lenders’ Obligations with Respect to Term Loan D; Repayment Terms.

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(a)The obligations of each Lender with a Term Loan D Commitment to make a Term Loan D to the Borrower shall equal its Ratable Share of the aggregate Term Loan D Commitments; provided that no Lender’s Term Loan D to the Borrower shall exceed its Term Loan D Commitment.  The failure of any Lender to make a Term Loan D shall not relieve any other Lender of its obligations to make a Term Loan D nor shall it impose any additional liability on any other Lender hereunder.  The Lenders shall have no obligation to make Term Loans D hereunder after the Closing Date, and any portion of the Term Loan D Commitments not drawn on the Closing Date shall automatically expire.  The Term Loan D Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.7 [Term Loan D Commitments].

(b)The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans D outstanding on the Term Loan D Maturity Date.

3.9Term Loan Conversions, Continuations and Renewals.  Except as otherwise provided herein, the Borrower may from time to time prior to the applicable Term Loan Maturity Date renew or convert the Interest Rate Option applicable to outstanding Term Loans pursuant to Section 2.5(a) [Revolving Credit Loan Requests; Conversions, Continuations and Renewals of Revolving Credit Loans and Term Loans] and Section 4.2 [Interest Periods].

ARTICLE 4
INTEREST RATES

4.1Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option specified below applicable to the Revolving Credit Loans, the Term Loans or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches of Revolving Credit Loans or more than six (6) Borrowing Tranches of Term Loans; provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans without the consent of the Administrative Agent.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a)Revolving Credit Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

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(ii)Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b)Swingline Loan Interest Rate.  Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swingline Loans.

(c)Term Loan Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i)Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(d)Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(a)Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions, Continuations and Renewals of Revolving Credit Loans and Term Loans]; and

(b)Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3Interest after Default.  To the extent permitted by Law, (i) automatically upon the occurrence of an insolvency or bankruptcy Event of Default and until such time such Event of Default shall have been cured or waived, and (ii) at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent upon the occurrence

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of any other Event of Default and until such time such Event of Default shall have been cured or waived:

(a)Letter of Credit Fees, Interest Rate.  The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

(b)Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c)Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by Administrative Agent.

4.4LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable.

(a)Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(b)Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have determined that:

(i)the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a

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LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].

(c)Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4(a) [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4(a) [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such

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Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.4(d) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.4(d).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may

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modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Loan bearing interest based on USD LIBOR , conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)Secondary Term SOFR Conversion.  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (B) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (vi) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

4.5Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans as the case may be, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the LIBOR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month.  Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

ARTICLE 5
PAYMENTS; Taxes; Yield maintenance

5.1Payments.  All payments and prepayments to be made in respect of principal, interest, Facility Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts

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due from the Borrower hereunder shall be payable prior to 3:00 p.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and, subject to Section 5.9 [Taxes] without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of each Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 3:00 p.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2Voluntary Prepayments.

(a)Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, the Borrower shall provide a prepayment notice to the Administrative Agent by 4:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans that bear interest at the Base Rate Option and at least three (3) Business Days in the case of Loans bearing interest at the LIBOR Rate Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:

(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swingline Loans;

(iii)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(iv)the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $1,000,000 for any Swingline Loan or $5,000,000 for any Revolving Credit Loan or Term Loan.

All prepayment notices shall be irrevocable; provided that such notice may state that the prepayment is conditioned on the effectiveness of another credit facility or the closing of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

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The principal amount of the Loans for which a prepayment notice is given and not revoked in accordance with the foregoing, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  All Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans in such order as the Borrower may direct, or, if not so directed, in the direct order of scheduled maturities.  Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans and then to Term Loans, in the direct order of scheduled maturities; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

5.3Mandatory Prepayment.  Whenever the sum of (a) the outstanding principal balance of Revolving Credit Loans, plus (b) the outstanding principal balance of Swingline Loans, plus (c) the aggregate undrawn face amount of outstanding Letters of Credit issued pursuant to Section 2.8 [Letter of Credit Subfacility] exceeds the aggregate Revolving Credit Commitments, the Borrower shall make, within one (1) Business Day after the Borrower learns of such excess and whether or not the Administrative Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of such sum over the aggregate Revolving Credit Commitments, together with accrued interest on such principal amount.

5.4Pro Rata Treatment of Lenders.  Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Facility Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.13 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Facility Fees and Letter of Credit Fees, as specified in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to each Swingline Loan Lender according to Section 2.6.(e) [Borrowings to Repay Swingline Loans].

5.5Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be

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equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6Administrative Agent’s Clawback.

(a)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, by 1:00 p.m. Eastern on the day of disbursement of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6 (a) [Making Revolving Credit Loans], Section 3.2 [Nature of Lenders’ Obligations with Respect to Term Loan A; Repayment Terms], Section 3.4 [Nature of Lenders’ Obligations with Respect to Term Loan B; Repayment Terms], Section 3.6 [Nature of Lenders’ Obligations with Respect to Term Loan C; Repayment Terms], or Section 3.8 [Nature of Lenders’ Obligations with Respect to Term Loan D; Repayment Terms], and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall

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promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7Interest Payment Dates.  Interest on Loans shall be due and payable in arrears on each Payment Date.  Interest on mandatory payments of principal under Section 5.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date or Term Loan Maturity Date, upon acceleration or otherwise).

5.8Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender, any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender, Issuing Lender or Recipient shall be entitled to request such compensation with respect to such additional costs or reduction unless such Lender, Issuing Lender or Recipient is generally demanding compensation under comparable provisions of its agreements with similarly situated borrowers.

(b)Capital Requirements.  If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; provided that no Lender or Issuing Lender shall be entitled to request such compensation with respect to such Change in Law unless such Lender or Issuing Lender is generally demanding compensation under comparable provisions of its agreements with similarly situated borrowers.

(c)Certificates for Reimbursement.  A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the Borrower’s receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim

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compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9Taxes.

(a)Issuing Lender.  For purposes of this Section 5.9, the term “Lender” includes each Issuing Lender and the term “applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.8(a) [Successors and Assigns Generally] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the

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amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9.(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(1)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time

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thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable)  establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed originals of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9  with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.9(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10Indemnity.  In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all

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liabilities, losses or expenses (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss relating to the Applicable Margin or anticipated profits) which such Lender sustains or incurs as a consequence of any:

(i)payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or

(ii)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Conversions, Continuations and Renewals; Swingline Loan Requests], Section 3.9 [Term Loan Conversions, Continuations and Renewals] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.2 [Voluntary Prepayments] or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or

(iii)any assignment of a Loan under the LIBOR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.13 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall specify in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11Settlement Date Procedures.  In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and any Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) [Swingline Loan Commitments] hereof during the period between Settlement Dates.  The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”).  On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date

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pursuant to Section 2.1(b) [Swingline Loan Commitment].  The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.12Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the applicable Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 2.9 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9 [Default Lenders] the Person providing Cash Collateral and an Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

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5.13Replacement of a Lender.  If any Lender requests compensation under Section 5.8 [Increased Costs], or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Cost] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.8 [Successors and Assigns];

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 5.13, such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption Agreement to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption Agreement; provided that the failure by such Lender to execute and deliver an Assignment and Assumption Agreement shall not impair the validity of the removal of such Lender and the assignment of such Lender’s Loans, participations in Letter of Credit Borrowings and Revolving Credit Commitments pursuant to this

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Section 5.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption Agreement.

5.14Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.  Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization, except with respect to each Loan Party (other than the Borrower and the REIT Guarantor) and each Subsidiary of any Loan Party (other than Material Subsidiaries) where the absence of such organization, formation, valid existence or good standing would not reasonably be expected to result in a Material Adverse Change, (b) has all necessary lawful power and authority, and all necessary licenses, approvals and authorizations to own or lease its properties and to engage in the business it presently conducts, except where the absence of such licenses, approvals or authorizations would not reasonably be expected to result in a Material Adverse Change, (c) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the absence of such licensing, qualification or good standing would not reasonably be expected to result in a Material Adverse Change, (d) has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations, and all such actions have been duly authorized by all necessary action and proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where (i) the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change or (ii) any non-compliance is being contested in good faith by appropriate proceedings diligently conducted, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or

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which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances other than Permitted Liens, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Change.  No Event of Default or Potential Default has occurred and is continuing or would result from the performance by any Loan Party of its Obligations.

6.2Borrower; Subsidiaries and Owners; Unconsolidated Affiliates; Investment Companies.  The Borrower has good and legal title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien (other than Permitted Liens).  All such Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable except, in each case, where such failure would not reasonably be expected to result in a Material Adverse Change.  As of the date hereof, neither the Borrower nor any Loan Party has any equity investment in any direct Subsidiary not disclosed on Schedule 6.2, Part I and Schedule 6.2, Part II identifies all Unconsolidated Affiliates of the Borrower.  In addition, for informational purposes only, and without representation or warranty, Part III of Schedule 6.2 includes all Subsidiaries of the REIT Guarantor.  None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.3Validity and Binding Effect.  This Agreement has been, and each of the other Loan Documents when delivered will have been, (a) duly authorized, validly executed and delivered by each Loan Party party thereto, and (b) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.4No Conflict; Consents.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject or by which it is affected, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Permitted Liens), except where such conflict, default, breach, creation or enforcement under this clause (b) would not reasonably be expected to have a Material Adverse Change.  No consent, approval, exemption, order or authorization of, or a registration or filing with, or notice to, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents except such as has been obtained or issued and except where failure to obtain such consent, approval,

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exemption, order or authorization would not reasonably be expected to result in a Material Adverse Change.

6.5Litigation.  There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party or any of their properties at law or in equity before any Official Body which (a) individually or in the aggregate would reasonably be expected to result in any Material Adverse Change or (b) as of the date hereof, state to affect, impact or restate this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

6.6Financial Statements.

(a)Historical Statements.  The Borrower has delivered to the Administrative Agent copies of the audited consolidated balance sheet, statement of income or operations, shareholders’ equity and cash flows of the REIT Guarantor for the fiscal year ending December 31, 2020 (all such statements being collectively referred to as the “Statements”).  The Statements fairly represent the consolidated financial condition of the Consolidated Group as of the respective dates thereof and the results of operations for the fiscal period then ended in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein, subject to the absence of footnotes and normal year-end audit adjustments.

(b)Financial Projections.  The Borrower has delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Consolidated Group for the period from the Closing Date through December 31, 2022 derived from various assumptions of the Borrower’s management (the “Projections”).  The Projections are believed by the management of the Borrower to represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized.

(c)Accuracy of Financial Statements.  As of the date of this Agreement and except as disclosed to the Administrative Agent, neither the Borrower nor any member of the Consolidated Group has any material indebtedness, liabilities, contingent or otherwise, or forward or long-term commitments that have been incurred outside of the ordinary course of business since the date of the applicable Statements which would be disclosed by financial statements dated as of the Closing Date and prepared in accordance with GAAP.

6.7Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of

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Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in a manner which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties holds or intends to hold margin stock in such amounts that more than twenty-five percent (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.8Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, report, statement, agreement or other documents or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith or the transactions contemplated hereby or thereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole and in light of the circumstances under which they were made, not materially misleading; provided that no such representation is made with respect to industry or general economic information and in connection with any financial projections and other forward-looking information, the Loan Parties only represent that such projections were prepared in good faith based upon assumptions believed by them to be reasonable at the time when made.  Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change (which disclosure shall include all matters disclosed in the REIT Guarantor’s SEC filings).

6.9Taxes.  All material federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or otherwise levied or imposed upon them, their properties, income or assets which are due and payable, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made.

6.10Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Loan Party or Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Change.

6.11[Reserved].

6.12Insurance.  The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers, including self-insurance, in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in

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accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries in the locations where the applicable Loan Party conducts business.

6.13ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan,  or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code (other than immaterial amounts), and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b)

There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c)

Except as could not reasonably be expected to result in a Material Adverse Change: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) neither the Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (v) [reserved]; (vi) neither the Borrower nor any member of the ERISA Group has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (vii) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d)

None of the assets of any Loan Party are deemed to constitute “plan assets” (“Plan Assets”) for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA. No Loan Party holds the plan assets of any governmental plan such that the assets of such Loan Party are subject to laws or regulations similar to Section 406 of ERISA or 4975 of the Code (“Similar Law”).  Assuming none of the Lenders’ assets include Plan Assets or are subject to any Similar Law, none of the transactions contemplated under the Loan Documents constitutes or will

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result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

6.14Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change:

(a)

each Loan Party is and the properties of each Loan Parties are and, to the knowledge of each respective Loan Party, each of its Subsidiaries and the properties owned by such Loan Parties and such Subsidiaries and all operations conducted in connection with any such properties are and have been, in compliance with applicable Environmental Laws except as disclosed on Schedule 6.14.  To the knowledge of each respective Loan Party and each of their Subsidiaries, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(b)

to the knowledge of each respective Loan Party and each of its Subsidiaries, the properties owned, leased or operated by each Loan Party and each of its Subsidiaries now or in the past do not contain any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(c)

no Loan Party nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Loan Party or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)

to the knowledge of each Loan Party and each of its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Loan Party or any of its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(e)

no judicial proceedings or governmental or administrative action is pending, or to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any of its Subsidiaries are or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Loan Party or any of its Subsidiaries or operations conducted in connection therewith; and

(f)

there has been no release, or to the knowledge of any Loan Party, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Loan Party or any of its Subsidiaries, now or in the past, in violation of or in the amounts or in a manner that could give rise to liability under applicable Environmental Laws.

6.15Solvency.  On the Closing Date and after giving effect to the initial Loans and/or Letters of Credit, if any, hereunder, each of the Loan Parties is Solvent.

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6.16Sanctions and other Anti-Terrorism Laws.  (a) No Covered Entity (i) nor any director, officer, employee, agent and affiliate of any Covered Entity is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person, each to the extent in violation of Anti-Terrorism Laws; (b) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person, in violation of Anti-Terrorism Laws; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.

6.17Anti-Corruption Laws; Sanctions.  The REIT Guarantor and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws and Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.18Certificate of Beneficial Ownership.  The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

6.19Absence of Default.  None of the Loan Parties or any of their Material Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Potential Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any Material Subsidiary of any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.20Title to Properties; Liens.  As of the date hereof, Schedule 6.20 is a complete and correct listing of all real estate assets of the Borrower and each Subsidiary, the value of which exceeds $500,000, specifying each Unencumbered Asset.  Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets, in each case, except with respect to the Borrower, any other Loan Party or any Material Subsidiary of any Loan Party, where the failure to hold such title or valid leasehold would not reasonably be expected to result in a Material Adverse Change.  The property of the Loan Parties and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.21No Material Adverse Change.  Since December 31, 2020, there has been no event, change, circumstance or occurrence that has resulted in or could reasonably be expected to have resulted in a Material Adverse Change.

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6.22Affected Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an Affected Financial Institution.

ARTICLE 7
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of any Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1Initial Loans and Letters of Credit.

(a)Deliveries.  On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder and under the Loan Documents, (y) no Material Adverse Change has occurred since December 31, 2020 (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (z) the conditions stated in this Section 7.1 and Section 7.2 [Each Loan or Letter of Credit] (other than conditions in the control of the Administrative Agent or any of the Lenders or that require documents or conditions to be satisfactory to the Administrative Agent or any of the Lenders) have been satisfied;

(ii)a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iii)this Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv)written opinion(s) of counsel for the Loan Parties addressed to the Administrative Agent and the Lenders, each dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent;

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(v)a Compliance Certificate completed on a pro forma basis after giving effect to this Agreement and the borrowing of the initial Loans and/or issuance of the initial Letters of Credit, if any, hereunder, as of the Closing Date, signed by an Authorized Officer of the Borrower;

(vi)reasonably satisfactory evidence that all consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party are in full force and effect and no other is so required or necessary;

(vii)evidence that all Indebtedness not permitted under this Agreement shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent).  Without limiting the foregoing, all Indebtedness, liabilities or obligations (other than unasserted contingent indemnification obligations) owing by the Loan Parties under the Third Amended and Restated Senior Secured Credit Agreement by and among certain of the Loan Parties, KeyBank National Association, as Administrative Agent, and certain additional lenders, dated December 15, 2020, shall have been paid in full and all commitments, if any, thereunder have been terminated;

(viii)a certificate of an Authorized Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries taken as a whole after giving effect to this Agreement, the transactions contemplated to occur on the Closing Date and the initial Loans and Letters of Credit, if any, hereunder;

(ix)the Statements and the Projections;

(x)(i) the absence of any Material Adverse Change in the financial condition of the REIT Guarantor, the Borrower or the other Loan Parties and from the information previously delivered to the Administrative Agent in connection with the transactions contemplated hereby, (ii) the absence of any material disruption of financial or capital markets and (iii) the absence of any materially adverse litigation affecting the Loan Parties or the closing of this Agreement;

(xi)a satisfactory review of the financial condition of the Loan Parties’ and their Subsidiaries’ assets;

(xii)an executed Certificate of Beneficial Ownership for the Borrower (if such Borrower is a “legal entity customer” as defined in the Beneficial Ownership Regulation) and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xiii)such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

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(b)Payment of Fees.  The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Fee Letters or any other Loan Document, including, without limitation, the fees and expenses of counsel to the Administrative Agent.

(c)No Default. No default or event of default shall exist under any existing credit facility of any Loan Party.

Without limiting the generality of the provisions of the last paragraph of Section 12.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1, (i) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, and (ii) each such Lender and the Administrative Agent shall not have determined that any Material Adverse Change has occurred since December 31, 2020, in each case unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto, or in the case of clause (ii), unless the Administrative Agent shall have notified the Borrower otherwise prior to the proposed Closing Date.

7.2Each Loan or Letter of Credit.  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct) as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.6 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.12 [Reporting Requirements], (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any of the Lenders, (d) no Material Adverse Change shall have occurred since the date of the last audited financial statements of the REIT Guarantor delivered to the Administrative Agent, and (e) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to an Issuing Lender an application for a Letter of Credit, as the case may be.  Each Loan Request requesting the Lenders to make Revolving Credit Loans or Incremental Loans and each Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 [Initial Loans and Letters of Credit] and this Section 7.2 have been satisfied on or prior to the date thereof.

ARTICLE 8
AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, each Loan Party shall comply at all times with the following covenants:

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8.1Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing under the laws of its jurisdiction of organization, except with respect to each Loan Party other than the Borrower and the REIT Guarantor and each Subsidiary of any Loan Party, where its failure to maintain such license or qualification and good standing would reasonably be expected to have a Material Adverse Change, except as otherwise expressly permitted in Section 9.4 [Liquidations, Mergers, Consolidations], (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the failure to so maintain could not reasonably be expected to result in a Material Adverse Change.

8.2Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge (a) all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (b) all lawful and valid claims which, if unpaid, would result in the attachment of a Lien on its property as a matter of law or contract, except, in each case of clause (a) and clause (b), where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.3Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance.

8.4Maintenance of Properties and Leases.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all necessary and appropriate repairs, renewals or replacements thereof, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

8.5Inspection Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its

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officers, directors and independent accountants, all in such detail as may reasonably be requested, at reasonable times during normal business hours and during the continuance of an Event of Default at the expense of the Borrower; provided that (i) the Administrative Agent and, if applicable, each Lender shall provide the Borrower and the Administrative Agent with reasonable advance notice prior to any such visit or inspection and such visit or inspection shall not unreasonably interfere with the ordinary operations of any Loan Party or any of its properties, (ii) in the event any Lender desires to conduct a visit and inspection of any Loan Party, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent, (iii) the Loan Parties shall be given prior notice of, and be permitted to participate in, any discussion with its independent accountants, and (iv) none of the Loan Parties will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (A) in respect of which disclosure to the Administrative Agent or the Lenders (or their representatives) is then prohibited by Law or any arm’s-length agreement with unaffiliated third parties binding on any of the Loan Parties or (B) is subject to attorney-client privilege or constitutes attorney work product or trade secrets.

8.6Keeping of Records and Books of Account.  Each Loan Party shall, and shall cause each member of the Consolidated Group to, maintain and keep books of record and account which enable each of the Loan Parties and the members of the Consolidated Group to issue financial statements in accordance with GAAP consistently applied and in material conformity with applicable Laws of any Official Body having jurisdiction over any of the Loan Parties or any member of the Consolidated Group, and in which full, true and correct entries shall be made in all material respects of all financial transactions in all material respects.

8.7Compliance with Laws; Use of Proceeds.

(a)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, including all Environmental Laws; except (i) where such compliance with any Law is being contested in good faith by appropriate proceedings diligently conducted, and (ii) that it shall not be deemed to be a violation of this Section 8.7 if any failure to comply with any Law would not be reasonably expected to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

(b)The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for working capital, general corporate purposes, to refinance Indebtedness of any Loan Parties or Subsidiaries of any Loan Parties, Property acquisitions and development and as otherwise permitted by applicable Law and the organizational documents of the Loan Parties.

8.8Additional Guarantors.

(a)If a Subsidiary of the REIT Guarantor (other than the Borrower) that is not already a Guarantor (i) Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the REIT Guarantor, the Borrower or any Subsidiary of the REIT Guarantor (other than an Excluded Subsidiary Guaranteeing or otherwise becoming obligated in respect of the Indebtedness of another Excluded Subsidiary) and/or (ii) (A) owns an Unencumbered Asset or other asset, the

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value of which is included in the calculation of Unencumbered Asset Value hereunder and (B) has incurred, acquired or suffered to exist any Indebtedness that is Recourse Indebtedness with respect to such Subsidiary, then within thirty (30) days after such event giving rise to the requirement that such Subsidiary become a Guarantor hereunder occurs, such Subsidiary shall (i) become a Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates of the types referred to in clauses (a)(ii), (a)(iv) and (a)(vi) of Section 7.1 [Initial Loans and Letters of Credit] as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent updated schedules to the Loan Documents as requested by the Administrative Agent with respect to such Subsidiary and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than the REIT Guarantor or the Affiliate REITs) from its Guaranty so long as: (i) such Guarantor is not, or simultaneously with its release from the Guaranty will not be, required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Potential Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

8.9Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(a)[Reserved].

(b)The REIT Guarantor and its Subsidiaries covenant and agree that they shall immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(c)The REIT Guarantor and its Subsidiaries will conduct their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, all Anti-Terrorism Laws and all Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and all Anti-Terrorism Laws.

8.10Further Assurances. At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of

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the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

8.11[Reserved].

8.12Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)Quarterly Financial Statements.  Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of the REIT Guarantor, financial statements of the REIT Guarantor and its consolidated Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer or Chief Financial Officer of the REIT Guarantor as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof).

(b)Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the REIT Guarantor, audited financial statements of the REIT Guarantor and its consolidated Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, certified by the Chief Executive Officer or Chief Financial Officer of the REIT Guarantor and accompanied by a report from an independent certified public accountants of nationally recognized standing (all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof), which report shall be prepared in accordance with reasonably acceptable auditing standards without qualification or exception as to the scope of such audit, status as a “going concern” of the REIT Guarantor or any Subsidiary, or other like qualification or exception, other than as a result of the pending maturity of any of the Loans.

8.13Certificates; Notices; Additional Information.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)Certificate of the REIT Guarantor.  Concurrently with the financial statements of the REIT Guarantor furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.12(a) [Quarterly Financial Statements] and 8.12(b) [Annual Financial Statements], (i) a certificate (each, a “Compliance Certificate”) of the REIT Guarantor signed by the Chief Executive Officer or Chief Financial Officer of the REIT Guarantor, in the form of Exhibit E, together with such reasonably detailed supporting calculations as the Administrative Agent may request and (ii) a statement of funds from operations (if not included in the REIT Guarantor’s SEC Form 10-Q or 10-K, as applicable).

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(b)Default.  Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default, including all specific provisions of this Agreement and any other Loan Document that have been breached, and the action which such Loan Party proposes to take with respect thereto.

(c)Material Adverse Change.  Promptly after any officer of any Loan Party has learned of any matter, including without limitation, the commencement of any litigation, any judgment or any governmental investigation, that would reasonably be expected to result in a Material Adverse Change, written notice thereof accompanied by a statement of an Authorized Officer of the Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

(d)[Reserved].

(e)[Reserved].

(f)ERISA Event.  Promptly upon the occurrence of any ERISA Event that could reasonably be expected to result in a liability in excess of $35,000,000 or a determination that a Loan Party holds Plan Assets, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

(g)[Reserved].

(h)SEC Filings and other Material Reports.  Promptly upon their becoming available to the REIT Guarantor, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all quarterly reports on Form 10-Q and current reports on Form 8-K, which the REIT Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities and Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (all of which may be provided by means of delivery of the applicable SEC Form or filing, and which will be deemed delivered upon (i) the posting of such information on the REIT Guarantor’s website with written notice of such posting to the Administrative Agent or (ii) the making of such information available on any Platform).

(i)Sustainability. The Borrower will use commercially reasonable efforts to give prompt notice to the Administrative Agent (which the Administrative Agent shall promptly provide to the Lenders) of any discontinuation of the Sustainability Rating after an Authorized Officer becomes aware of such event.

(j)Interim Compliance Certificates.  Within thirty (30) days of the Administrative Agent’s request made at any time following the occurrence of a material event with respect to the REIT Guarantor, the Borrower, any other Loan Party or any Subsidiary resulting in the Administrative Agent’s reasonable belief that one or more of the financial covenants in Sections 9.10 through and including 9.14 are no longer satisfied, the Borrower shall deliver a current Compliance Certificate to the Administrative Agent.

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(k)Other Information.  Promptly upon such request, and in any event within a mutually agreeable timeframe not to exceed thirty (30) days, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; provided that the Loan Parties shall not be required to provide any information (i) in respect of which disclosure to the Administrative Agent or the Lenders is then prohibited by Law or any arm’s-length agreement with unaffiliated third parties binding on any Loan Party or (ii) that is subject to attorney-client privilege or constitutes attorney work product or trade secrets.

8.14Certificate of Beneficial Ownership and Other Additional Information.  The Borrower shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership at any time the Administrative Agent or such Lender reasonably determines that it is required by Law to obtain such Certificate of Beneficial Ownership or when the individual(s) to be identified as a Beneficial Owner have changed since the most recently delivered Certificate of Beneficial Ownership; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations, and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

ARTICLE 9
NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees that until the Facility Termination Date, each applicable Loan Party shall comply at all times with the following covenants:

9.1Liens and Negative Pledges.

(a)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Potential Default or Event of Default is or would be in existence, including without limitation, a Potential Default or Event of Default resulting from a violation of any of the covenants contained in Sections 9.10 through and including 9.14.

(b)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge, except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge

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applies only to the Subsidiary or the assets that are the subject of such sale; (iii) any agreement evidencing any Unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to (or less restrictive than) those restrictions contained in the Loan Documents or permits liens subject to a requirement to equally and ratably secure such Unsecured Indebtedness; or (iv) any provision contained in any document, instrument or agreement that does not apply to, or otherwise permits, Liens which may secure the Facilities now or in the future (including any provision constituting a customary “equal and ratable” clause).

9.2[Reserved].

9.3Dividends and Related Distributions.  The REIT Guarantor, the Affiliate REITs, the Borrower and their respective Subsidiaries will not make any Restricted Payment or agree to become or remain liable to make any Restricted Payment if a Potential Default or Event of Default has occurred and is continuing or would result therefrom; provided that, notwithstanding the foregoing and, subject to the proviso at the end of this sentence, notwithstanding the occurrence or continuance of a Potential Default or Event of Default, the Borrower may satisfy any request or demand to redeem any of its partnership interests by any holder thereof made pursuant to and in accordance with its organizational documents with shares of stock of the REIT Guarantor and pay cash distributions to the REIT Guarantor and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the REIT Guarantor or any of the Affiliate REITs to distribute, and the REIT Guarantor and the Affiliate REITs may so distribute, cash dividends to their shareholders in an aggregate amount not to exceed the minimum amount required for the REIT Guarantor and/or the Affiliate REITs to maintain their REIT Status and to avoid (i) the payment of taxes imposed under Code Section 857(b)(1) and 4981 of the Code and analogous provisions of state law, and (ii) to avoid the payment of taxes imposed under Section 857(b)(3) of the Code and analogous provisions of state law; provided that if a Potential Default or Event of Default under Section 11.1(k) exists, or if the Obligations have been accelerated, neither the REIT Guarantor, the Affiliate REITs or the Borrower may make any Restricted Payments.  Subsidiaries (other than the Borrower) may make Restricted Payments to the Borrower and other Subsidiaries at any time.

9.4Liquidations, Mergers, Consolidations.  The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or consummate a Division; or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the REIT Guarantor, the Borrower, and their respective Subsidiaries, when taken as a whole, whether now owned or hereafter acquired; provided, however, that:

(a)any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower and the REIT Guarantor) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Event of Default would exist; notwithstanding the foregoing, a Loan Party (other than the Borrower and the REIT Guarantor) may enter into a transaction of merger pursuant to which a Loan Party is not the survivor of such merger, provided that, if the survivor entity is a Person that is required to become a Guarantor

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pursuant to Section 8.8, such Person complies with the requirements of Section 8.8 within the time period provided in such Section;

(b)the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)a Person may merge with and into the Borrower or the REIT Guarantor so long as (i) the Borrower or the REIT Guarantor, as the case may be, is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Potential Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower or the REIT Guarantor);

(d)each Loan Party and each Subsidiary may sell, transfer or dispose of assets among themselves; and

(e)each Loan Party other than the REIT Guarantor and the Borrower may convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Loan Party or any other Loan Party, or the laws of a jurisdiction in the United States, any state or territory thereof or the District of Columbia, provided that (i) such Loan Party shall give prior written notice of any such conversion to the Administrative Agent and take such other actions and deliver such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request in connection therewith and (ii) such conversion shall not result in a Material Adverse Change.

9.5[Reserved].

9.6Affiliate Transactions.  The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to enter into or carry out any transaction with any Affiliate (including purchasing property or services from or selling property or services to any Affiliate, other than (a) transactions not otherwise prohibited by this Agreement which are on fair and reasonable terms substantially as favorable to the Borrower, such other Loan Party or such other Subsidiary as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) employment compensation and indemnification arrangements with officers and directors (or managers or similar governing officers) of the Loan Parties and their respective Subsidiaries, (c) fees payable in connection with customary directors’ fees and services rendered to the board of directors (or similar governing body) of the Loan Parties and their respective Subsidiaries, (d) transactions permitted pursuant to Section 9.3 [Dividends and Related Distributions], (e) transactions between and among the Loan Parties and their Wholly Owned Subsidiaries and/or Near-Wholly Owned Subsidiaries, and (f) transfers of Persons directly or indirectly owned by the REIT Guarantor on the Closing Date to AIMCO or its Subsidiaries pursuant to and as required by the Separation and Distribution Agreement.

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9.7Change in Business.  No Loan Party or Subsidiary will engage in any material line of business other than the business engaged in by the Loan Parties and their respective Subsidiaries on the Closing Date; provided, however, that any Loan Party or Subsidiary may engage in any business that is incidental, complementary, ancillary, supportive, synergistic or reasonably related to any line of business conducted on the Closing Date or reasonable extensions of any such businesses (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).

9.8Fiscal Year.  No Loan Party shall change its fiscal year from the twelve-month period ending December 31.

9.9Changes to Material Documents.  The Borrower shall not, and shall not permit any other Loan Party to, amend in any respect that is adverse in any material respect to the Administrative Agent or any of the Lenders, its certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without, in either case, the prior written consent of the Required Lenders.

9.10Maximum Leverage Ratio. The Loan Parties shall not permit at any time the Leverage Ratio to exceed 0.60 to 1.00; provided that such ratio shall be temporarily increased to 0.65 to 1.00 for four (4) consecutive fiscal quarters following a Material Acquisition.

9.11Minimum Fixed Charge Coverage Ratio.  The Loan Parties shall not permit at any time the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00.

9.12Maximum Secured Indebtedness.  The Loan Parties shall not permit at any time the Secured Indebtedness of the Consolidated Group that is Funded Indebtedness (a) from the Closing Date through and including March 31, 2023, to exceed 45% of Total Asset Value and (b) thereafter, to exceed 40% of Total Asset Value.

9.13Maximum Unsecured Leverage.  The Loan Parties shall not permit at any time the Unsecured Leverage Ratio to exceed 0.60 to 1.00; provided that such ratio shall be temporarily increased to 0.65 to 1.00 for four (4) consecutive fiscal quarters following a Material Acquisition.

9.14Minimum Unsecured Interest Coverage. The Loan Parties shall not permit at any time the Unsecured Interest Coverage Ratio to be less than 1.50 to 1.00.

9.15Restrictive Agreements.  Neither the Borrower nor any Loan Party will enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (a) to act as a Loan Party; (b) make dividends or distribution to any Loan Party, (c) pay any Indebtedness or other obligation owed to any Loan Party or (d) make loans or advances to any Loan Party, except for, in each case, (i) restrictions that are assumed in connection with any acquisition of the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Equity Interests of the relevant Person or Persons) so acquired and was not created in connection with or in anticipation of such acquisition, (ii) restrictions set forth in provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata

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basis, (iii) restrictions set forth in any agreement for any disposition of any Loan Party (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Loan Party pending such disposition and (iv) restrictions existing by reason of applicable Law.

9.16Special Covenants Relating to the REIT Guarantor. The REIT Guarantor shall not at any time (a) cease to have its common stock listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Exchange, or (b) unless otherwise approved by the Required Lenders, cease to have REIT Status or fail to comply with the requirements of the Code relating to qualified REIT subsidiaries in respect of its ownership of any Subsidiary that is intended to be a qualified REIT subsidiary of the REIT Guarantor to the extent required under the Code and applicable Law.

9.17Plan Assets; ERISA. No Loan Party shall take any action, or omit to take any action, that would cause its assets to become Plan Assets or to become subject to Similar Law, or take any action or, assuming no assets of any Lender constitute Plan Assets, omit to take any action that would cause any transaction contemplated by the Loan Documents to constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law. No Loan Party or ERISA Affiliate shall permit to exist conditions that could reasonably be expected to result in the occurrence of an ERISA Event that would reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000.

9.18Sanctions and other Anti-Terrorism Laws.  No Covered Entity, either in its own right or through any third party, will (a) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Person in violation of any Anti-Terrorism Law; (b) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; (c) directly or indirectly use the Loans or any proceeds thereof to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person in violation of any Anti-Terrorism Law; or (d) become a Sanctioned Person.

9.19Anti-Corruption Laws.  No Loan Party or any Subsidiary, directly or indirectly, shall use the Loans or any proceeds thereof for any purpose in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any  jurisdiction in which the REIT Guarantor or any of its Subsidiaries conduct business.

ARTICLE 10
[reserved]

ARTICLE 11
DEFAULT

11.1Events of Default.  An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

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(a)Payments Under Loan Documents.  The Borrower or any other Loan Party shall fail to pay, when and as required to be paid herein, (i) any principal of any Loan (including mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or (ii) within five (5) days after the same becomes due, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or other amount owing hereunder or under the other Loan Documents; or

(b)Breach of Warranty.  Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made, deemed made or furnished; or

(c)Breach of Certain Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1 [Preservation of Existence, etc.] (only as such section refers to the maintenance of existence of the Borrower and/or the REIT Guarantor), Section 8.12 [Reporting Requirements], clauses (a), (b), (j) or (k) of Section 8.13 [Certificates; Notices; Additional Information], or Article 9 [Negative Covenants]; or

(d)Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which an Authorized Officer knew or received written notice of such default and (ii) the date upon which written notice thereof is given to the Loan Parties by the Administrative Agent or any Lender; or

(e)Defaults in Other Agreements or Indebtedness.  A breach, default or event of default shall occur at any time under the terms of any one or more other agreements involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in an aggregate principal amount (for all such agreements) in excess of (x) with respect to any Loan Party or with respect to any Recourse Indebtedness of any Subsidiaries that are not Loan Parties, $50,000,000 or (y) with respect to any Non-Recourse Indebtedness of any Subsidiaries that are not Loan Parties, $250,000,000, and in each case such breach, default or event of default either (i) consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) causes, or permits the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)Final Judgments or Orders.  Any final judgments or orders for the payment of money in excess of $50,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not have a reasonable basis to dispute coverage)

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shall be entered against any Loan Party by a court having jurisdiction in the premises, and with respect to which there is a period of thirty (30) consecutive days during which such judgment or order shall remain unpaid or otherwise undischarged or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g)Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative (in each case, except in accordance with its terms) or shall in any way be challenged or contested by a Loan Party or any Affiliate of a Loan Party or cease to give or provide the guarantees, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h)[Reserved].

(i)Events Relating to Pension Plans and Multiemployer Plans.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000, or the  Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $35,000,000; or

(j)Change of Control.  A Change of Control shall occur; or

(k)Relief Proceedings; Solvency; Attachment.  Either (i) a Relief Proceeding shall have been instituted against any of the Loan Parties or any Material Subsidiary of any of the Loan Parties or a substantial part of the assets of any of the Loan Parties or any Material Subsidiary of any of the Loan Parties and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any of the Loan Parties or any Material Subsidiary of any of the Loan Parties institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any of the Loan Parties or any Material Subsidiary of any of the Loan Parties admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any of the Loan Parties or any Material Subsidiary of any of the Loan Parties and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

11.2Consequences of Event of Default.

(a)Generally.  If any Event of Default specified under Section 11.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and no Issuing Lender shall be under any obligation to issue Letters of Credit and the Administrative Agent may, with the consent of the Required Lenders, and upon the request of the Required Lenders shall, take any or all of the following actions:

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(i)declare the commitment of each Lender to make Loans and any obligation of each Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations;

(iv)[reserved]; and

(v)exercise on behalf of itself, the Lenders and each Issuing Lender all rights and remedies available to it, the Lenders and each Issuing Lender under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, Issuing Lender or any such Affiliate, irrespective of whether or not such Lender, Issuing Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right

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of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Lender or their respective Affiliates may have.  Each Lender and Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c)Enforcement of Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 11.2 for the benefit of all the Lenders and each Issuing Lender; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) an Issuing Lender or Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.2(b) [Set-Off] (subject to the terms of Section 5.5 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 11.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5 [Sharing of Payments by Lenders], any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.3Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to Section 11.2 [Consequences of Event of Default] (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 11.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 2.9 [Defaulting Lenders] and 11.2(a)(iii) [Generally]) be applied as follows:

(a)First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent, in its capacity as such, each Issuing Lender, in its capacity as such, and each Swingline Loan Lender, in its capacity as such, ratably among the Administrative

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Agent, each Issuing Lender and each Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b)Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c)Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and each Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

(d)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and each Issuing Lender, in proportion to the respective amounts described in this clause Fourth held by them;

(e)Fifth, to the Administrative Agent for the account of each Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f)Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

ARTICLE 12
THE ADMINISTRATIVE AGENT

12.1Appointment and Authority.  Each of the Lenders and each Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each Issuing Lender, and the Loan Parties shall have no rights as a third-party beneficiary of any of such provisions; provided that, notwithstanding the foregoing, the Loan Parties shall be third-party beneficiaries of Sections 12.6 [Resignation of Administrative Agent] and 12.11 [Guaranty Matters].  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market

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custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.3Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.1 [Modifications; Amendments or Waivers] and 11.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction

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by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower.  Upon

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receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld) (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and each Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of PNC as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an Issuing Lender and Swingline Loan Lender.

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With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Lender and Swingline Loan Lender, (y) the retiring or removed Issuing Lender and Swingline Loan Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (y) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring or removed Issuing Lender to effectively assume the obligations of the retiring or removed Issuing Lender with respect to such Letters of Credit.

12.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.8No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the agents, bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sustainable Agent, a Lender or an Issuing Lender hereunder.

12.9Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of that certain fee letter, dated as of April 6, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Administrative Agent’s Letter”), by and among the REIT Guarantor, Administrative Agent and PNCCM.

12.10Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each Issuing Lender and the Administrative Agent and their respective agents and

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counsel and all other amounts due the Lenders, each Issuing Lender and the Administrative Agent under Sections 2.8(b) [Letter of Credit Fees] and 13.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 13.3 [Expenses; Indemnity; Damage Waiver].

12.11Guaranty Matters.

(a)Each of the Lenders irrevocably authorizes the Administrative Agent and the Administrative Agent hereby agrees for the benefit of the Loan Parties to release any Guarantor (other than the REIT Guarantor and the Affiliate REITs) from its obligations under the Guaranty Agreement if such Person is no longer required to be a Guarantor hereunder in accordance with the terms of Section 8.8 [Additional Guarantors].

(b)The Administrative Agent shall take such actions and execute such documents, at the expense of the Loan Parties, as are appropriate and reasonably requested by the Loan Parties in connection with such releases.

12.12No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

12.13Erroneous Payments .

(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to

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such Lender (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise); individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount different than (other than a de minimis difference), or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), or (ii) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice that, in each such case, an error has been made with respect to such Erroneous Payment.  Each Lender further agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) that was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower and each other Loan Party hereby agree that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d)Each party’s obligations under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.14ERISA Matters.

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(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding Section 12.14(a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 12.14(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

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The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.15Approvals of Lenders.  All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval shall be given in the form of a written notice to such Lender.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval.  The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.1 [Modifications, Amendments or Waivers].

ARTICLE 13
MISCELLANEOUS

13.1Modifications, Amendments or Waivers.  With the written consent of the Required Lenders (or as expressly provided by Section 2.11 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(a)Increase of Commitment.  Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;

(b)Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Expiration Date or a Term Loan Maturity Date or the time for payment of principal or interest of

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any Loan (excluding the due date of any mandatory prepayment of a Loan), the Facility Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Facility Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b), and provided further that any amendment made in accordance with Section 4.4(d) [Benchmark Replacement Setting] shall not constitute a reduction of principal or the stated rate of interest or fees for purposes of this clause (b) and shall only require the consent of the parties required therein);

(c)Release of Guarantors.  Release the REIT Guarantor from its obligations under the Guaranty Agreement or release all or substantially all of the value of the guarantees of the Guarantors, taken as a whole, except as contemplated by this Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);

(d)Revolving Loans. Waive any condition to making a Revolving Credit Loan without the consent of the Lenders having more than 50% of the Revolving Credit Commitments; or

(e)Miscellaneous.  Amend Section 2.4 [Termination or Reductions of Revolving Credit Commitments] (but only if such amendment would result in a non-ratable reduction of the Revolving Credit Commitments under this Agreement), Section 5.4 [Pro Rata Treatment of Lenders], Section 12.3 [Exculpatory Provisions], Section 5.5 [Sharing of Payments by Lenders], Section 11.3 [Application of Proceeds] or this Section 13.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, an Issuing Lender, or a Swingline Loan Lender may be made without the written consent of the Administrative Agent, such Issuing Lender or such Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 13.1(a) through (d) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13 [Replacement of a Lender].  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

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Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend (x) the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended, and (y) any Term Loan Maturity Date with respect to applicable Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term Loan Facility with respect to the portion thereof with the relevant Term Loan Maturity Date so extended; provided that in each such case any such proposed extension of the Expiration Date or Term Loan Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Term Loans in the same manner as it applies to any existing Term Loan Facility; provided that any such offer may, at the Borrower’s option, be made to the Lenders in respect of any tranche or tranches of Incremental Term Loans and/or any Term Loan Facility without being made to any other tranche of Incremental Term Loans or the Term Loan Facility, as the case may be.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), provided that the Administrative Agent shall give reasonably prompt written notice to the Lenders of any such amendment, modification or supplement made pursuant to this clause (a), (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease of, the Revolving Credit Commitments, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitments, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.1(A) to reflect such change and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Schedule 1.1(A) shall replace the old Schedule 1.1(A) and become part of this Agreement and (c) only the written consent of the parties thereto shall be required to amend or change any provision of any Fee Letter.

13.2No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given

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hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

13.3Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (limited to the reasonable and documented out-of-pocket fees, charges and disbursements of a single counsel and a single counsel in each appropriate jurisdiction for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by an Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Sustainable Agent, any Lender or any Issuing Lender (limited to the reasonable and documented out-of-pocket fees, charges and disbursements of a single counsel for the Administrative Agent and Lenders, a single counsel for each Issuing Lender, and a single counsel in each appropriate jurisdiction, in each case, unless an Event of Default or a conflict of interest exists), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Loan Parties.  Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the Sustainable Agent, each Syndication Agent, each Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims (including inter-party claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys (limited to the reasonable and documented out-of-pocket fees, charges and disbursements of counsel), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents

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presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise from a dispute solely among the applicable Indemnitee and its Related Parties, if the underlying dispute does not (A) arise as a result of an action, inaction or representation of, or information provided by or on behalf of, the Loan Parties or their Subsidiaries or Affiliates or (B) relate to any action of such Indemnitee in its capacity as Administrative Agent, Sustainable Agent, Syndication Agent, Arranger, Issuing Lender or Swingline Loan Lender.  This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender, a Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to an Issuing Lender or a Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or any Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or any Swingline Loan Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].

(d)[Reserved].

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(e)Waiver of Consequential Damages, Limitation on Liability, Etc.  To the fullest extent permitted by applicable Law, no Loan Party nor any Lender-Related Person shall assert, and each Loan Party and each Lender-Related Person hereby waives, any claim against any Loan Party or any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnity and reimbursement obligations to the extent set forth in Section 13.3(b) [Indemnification by the Loan Parties] (including the Loan Parties’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damages that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder).  No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Internet or the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Lender-Related Person.

(f)Payments.  All amounts due under this Section 13.3 shall be payable not later than ten (10) days after demand therefor.

(g)Survival.  Each party’s obligations under this Section 13.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

13.4Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date or the applicable Term Loan Maturity Date if the Expiration Date or the applicable Term Loan Maturity Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

13.5Notices; Effectiveness; Electronic Communication

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

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(i)if to the Borrower or any other Loan Party, to it at 4582 South Ulster Street Parkway, Suite 1700, Denver, CO 80237, Attention of Paul Beldin (E-Mail: paul.beldin@aircommunities.com; Telephone No.: 303-691-4554) and Lisa Cohn (E-Mail: lisa.cohn@aircommunities.com; Telephone No.: 303-691-4415);

(ii)if to the Administrative Agent, to PNC Bank, National Association at First Side Center, Mailstop P7-PFSC-04-V, 500 First Avenue, Pittsburgh, Pennsylvania 15219, Attention of Daniel Enick  (Facsimile No.: 888-614-9134; Telephone No.: 412-807-7223);

(iii)if to PNC Bank, National Association in its capacity as Issuing Lender, to it at First Side Center, Mailstop P7-PFSC-04-V, 500 First Avenue, Pittsburgh, Pennsylvania 15219, Attention of Daniel Enick  (Facsimile No.: 888-614-9134; Telephone No.: 412-807-7223), and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Lender hereunder;

(iv)if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and an Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities] or Article 3 [Term Loans] if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or

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other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to any Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the

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word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 13.9); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

13.6Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an Issuing Lender or a Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.7Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date.  All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 [Payments] and Section 13.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

13.8Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of a Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

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(other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that in each case with respect to any Facility any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

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(2)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(3)the consent of each Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $4,500 ($7,500 for any Defaulting Lender); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made to the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Loan Lenders and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(viii)Effectiveness; Release.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 13.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lenders or any Swingline Loan Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, each Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 13.1(a) [Increase of Commitment], 13.1(b) [Extension of Payment, Etc.], or 13.1(c) [Release of Guarantors] that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.9 [Taxes] and 5.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) [Status of Lenders] (it being understood that the documentation required under Section 5.9(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 13.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13 [Replacement of a Lender] with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2(b) [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 [Sharing of Payments by Lenders] as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(f)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)Arrangers/Bookrunners.  Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

13.9Confidentiality.

(a)General.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the REIT Guarantor, the Borrower or their Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the REIT Guarantor or any of its Subsidiaries relating to the REIT Guarantor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the REIT Guarantor or any of its Subsidiaries; provided that, in the case of materials

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and information received from the Borrower or any of its Subsidiaries after the date hereof that have been clearly and conspicuously marked “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders and the Lenders to treat such materials and information as not containing any confidential information with respect to the Borrower or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)Sharing Information With Affiliates of the Lenders.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 13.9(a) [General].

13.10Counterparts; Integration; Effectiveness; Electronic Execution.

(a)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments.  Except as provided in Article 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)Electronic Execution.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement, this Agreement and each other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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13.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to its conflict of laws principles which would result in the application of the laws of a different jurisdiction.  Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles which would result in the application of the laws of a different jurisdiction.

Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)Waiver of Venue.  Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.5 [Notices; Effectiveness; Electronic Communication].  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

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(d)WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.12Acknowledgement and Consent to Bail-in of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(i)the effects of any Bail-in Action on any such liability, including, if applicable:

(ii)a reduction in full or in part or cancellation of any such liability;

(iii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(b)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

13.13USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide

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all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

13.14[Reserved].

13.15[Reserved].

13.16Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 13.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12

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C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

AIMCO PROPERTIES, L.P., a Delaware limited partnership

By:AIMCO-GP, INC., a Delaware corporation,
its general partner

By:      /s/ Paul Beldin
Name: Paul Beldin
Title:   Executive Vice President and Chief Financial Officer

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GUARANTORS:

APARTMENT INCOME REIT CORP,
a Maryland corporation

By: /s/ Paul Beldin
Name:Paul Beldin
Title: Executive Vice President and Chief Financial Officer

AIR REIT SUB 1, LLC, a Delaware limited liability company

By:      /s/ Paul Beldin
Name: Paul Beldin
Title:   Executive Vice President and Chief Financial Officer

AIR REIT SUB 2, LLC, a Delaware limited liability company

By:      /s/ Paul Beldin
Name: Paul Beldin
Title:   Executive Vice President and Chief Financial Officer

AIMCO/BETHESDA HOLDINGS, INC., a Delaware corporation

By:      /s/ Paul Beldin
Name: Paul Beldin
Title:   Executive Vice President and Chief Financial Officer

AIMCO SUBSIDIARY REIT I, LLC., a Delaware limited liability company

By:      /s/ Paul Beldin
Name: Paul Beldin
Title:   Executive Vice President and Chief Financial Officer

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PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender, Swingline Loan Lender and the Issuing Lender

By: /s/ James Harmann
Name: James Harmann
Title: Senior Vice President

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ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Mitchell Vega
Name: Mitchell Vega
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

THE BANK OF NOVA SCOTIA,
as a Lender

By: /s/ David L. Mahmood
Name: David L. Mahmood
Title: Managing Director

BANK OF THE WEST, a California banking corporation,
as a Lender

By: /s/ Dennis Londen
Name: Dennis Londen
Title: Vice President

CITIBANK, N.A.,
as a Lender

By: /s/ Tina Lin
Name: Tina Lin
Title: Vice President

FIRST HAWAIIAN BANK,
as a Lender

By: /s/ Derek Chang
Name: Derek Chang
Title: Senior Vice President

JPMORGAN CHASE, N.A.,
as a Lender

By: /s/ Nadeige Dang
Name: Nadeige Dang
Title: Executive Director

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MORGAN STANLEY BANK, N.A.,
as a Lender

By: /s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Samuel A. Bluso
Name: Samuel A. Bluso
Title: Managing Director

REGIONS BANK,
as a Lender

By: /s/ William Chalmers
Name: William Chalmers
Title: Vice President

TD BANK, N.A.,
as a Lender

By: /s/ Paul Kesicki
Name: Paul Kesicki
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Travis H. Myers
Name: Travis H. Myers
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Dale Northup
Name: Dale Northup
Title: Managing Director

ZIONS BANCORPORATION, N.A. dba ZIONS FIRST NATIONAL BANK,
as a Lender

By: /s/ Jeffrey A. Holt
Name: Jeffrey A. Holt
Title: Senior Vice President

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